Exhibit 4.6

SENIOR SUBORDINATED EXCHANGE NOTE INDENTURE

Dated as of October 10, 2008

among

CDW CORPORATION,

THE GUARANTORS PARTY HERETO

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

SENIOR SUBORDINATED EXCHANGE NOTES DUE 2017

CROSS REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10; 7.13
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.09
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06; 7.07
(c)	7.06; 13.02
(d)	7.06
314(a)	4.03; 13.04; 13.05
(b)	N.A.
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)	N.A.
(e)	13.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 13.02
(c)	7.01
(d)	7.01
(e)	6.14
316(a) (last sentence)	2.13
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.16; 2.17; 9.04
317(a)(1)	6.08
(a)(2)	6.12
(b)	2.08
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.

*   This Cross-Reference Table is not part of this Senior Subordinated Exchange Note Indenture.

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-ii-

-iii-

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SECTION 13.04. Certificate and Opinion as to Conditions Precedent	111
SECTION 13.05. Statements Required in Certificate or Opinion	111
SECTION 13.06. Rules by Trustee and Agents	111
SECTION 13.07. No Personal Liability of Directors, Officers, Employees and Stockholders	112
SECTION 13.08. Governing Law	112
SECTION 13.09. Waiver of Jury Trial	112
SECTION 13.10. Force Majeure	112
SECTION 13.11. No Adverse Interpretation of Other Agreements	112
SECTION 13.12. Successors	112
SECTION 13.13. Severability	112
SECTION 13.14. Counterpart Originals	112
SECTION 13.15. Table of Contents, Headings, etc.	112
SECTION 13.16. Waiver of Immunities	112

Schedule I	Payments and Agreements in Effect on the Closing Date
Appendix A	Provisions Relating to the Initial Notes and Registered Exchange Notes

EXHIBITS

Exhibit A	Form of Increasing Rate Note
Exhibit B	Form of Fixed Rate Note
Exhibit C	Form of Notational Guarantee
Exhibit D	Form of Transferee Letter of Representation
Exhibit E	Form of Supplemental Indenture to Be Delivered by Guarantors
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Authentication Order

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This SENIOR SUBORDINATED EXCHANGE NOTE INDENTURE (this “Indenture”), dated as of October 10, 2008, is among CDW Corporation, an Illinois corporation (the “Issuer”), the Guarantors party hereto (collectively, the “Guarantors” and, individually, a “Guarantor”) and U.S. Bank National Association, a national banking association, as Trustee.

W I T N E S S E T H

WHEREAS, the Issuer and each of the Guarantors has duly authorized the creation of an issue of (a) up to $750,000,000 of Senior Subordinated Notes due 2017 (the “Senior Subordinated Exchange Notes”) to be issued and authenticated under this Indenture upon exchange of the Loans (as defined herein) on or after the Conversion Date (as defined herein) as provided in the Senior Subordinated Bridge Loan Agreement (as defined herein) and (b) if and when issued as provided in the Registration Rights Agreement (as defined in Appendix A attached hereto) or otherwise registered under the Securities Act (as defined herein) and issued, the Issuer’s senior subordinated exchange notes due 2017 (the “Registered Exchange Notes”) issued in the Registered Exchange Offer (as defined in Appendix A attached hereto) in exchange for any Initial Notes (as defined below) or otherwise registered under the Securities Act; and

WHEREAS, the Issuer and each of the Guarantors has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.  Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)   Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” means that certain agreement and plan of merger dated as of May 29, 2007 between VH Holdings, Inc., VH MergerSub, Inc. and the Issuer, as amended, modified and/or supplemented from time to time in accordance with the terms thereof (so long as any amendment, supplement or modification after the Closing Date, together with all other amendments, supplements and modifications after the Closing Date, taken as a whole, is not more disadvantageous to the Holders of the Notes in any material respect than the Acquisition Agreement in effect on the Closing Date).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Senior Subordinated Bridge Loan Agreement, or any successor administrative agent appointed pursuant to the terms of the Senior Subordinated Bridge Loan Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any Fixed Rate Note on any Redemption Date, the greater of:

(1)    1% of the then outstanding principal amount of such Fixed Rate Note; and

(2)    the excess, if any, of: (a) the present value at such Redemption Date of (i) the redemption price of such Fixed Rate Note at October 15, 2012 (such redemption price being set forth in Section 3.07(a) hereof), plus (ii) all required interest payments due on such Fixed Rate Note through October 15, 2012 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Fixed Rate Note.

The Applicable Premium will be calculated by the Issuer.

“Asset Sale” means (1) the sale, conveyance, transfer, lease (as lessor) or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer (other than the sale of Equity Interests of the Issuer) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (2) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(a)    a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(b)    the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to Section 5.01 hereof or any disposition that constitutes a Change of Control;

(c)    the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to Section 4.07 hereof or the granting of a Lien permitted by Section 4.12 hereof;

(d)    any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $25,000,000;

(e)    any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(f)    the sale, lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(g)    any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h)    foreclosures on assets or transfers by reason of eminent domain;

(i)    disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(j)    sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k)    the issuance by a Restricted Subsidiary of Disqualified Stock or Preferred Stock that is permitted pursuant to Section 4.09 hereof;

(l)    any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Closing Date, including Sale and Lease-Back Transactions and Receivables Facility financings permitted under this Indenture;

(m)    transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor;

(n)    the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer or a Restricted Subsidiary are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(o)    voluntary terminations of Hedging Obligations;

(p)    any Permitted Asset Swap; and

(q)    Sale and Lease-Back Transactions involving (i) real property owned on the Closing Date, (ii) property acquired not more than 180 days prior to such Sale and Lease-Back Transaction for cash in an amount at least equal to the cost of such property and (iii) other property for cash consideration if the sale is treated as an Asset Sale.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1)    with respect to a corporation, the board of directors of the corporation;

(2)    with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Issuer or any Restricted Subsidiary to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the disinterested directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means each day which is not a Legal Holiday.

“Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

“Capital Stock” means:

(1)    in the case of a corporation, capital stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases or occupancy agreement upon a Sale and Lease-Back Transaction).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any other Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)    U.S. dollars;

(2)    (a)    Sterling, Canadian Dollars, Euro, or any national currency of any participating member state of the economic and monetary union contemplated by the Treaty on European Union; or

(b)    in the case of the Issuer or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3)    securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any lender under the Revolving Credit Facility or the Senior Secured Term Loan or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5)    repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)    commercial paper rated P-1 by Moody’s or A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7)    marketable short-term money market and similar securities having a rating of P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8)    investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A- (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s:

(11)    shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (1) through (10) above; and

(12)    in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (1) through (11) above or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, the Issuer and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United

States and any States and territories thereof) with such institution by the Issuer and such Foreign Subsidiaries for cash management purposes.

“Change of Control” means the occurrence of any of the following:

(1)    the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2)    the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent entities, including, without limitation, Parent;

(3)    the first day on which the majority of the Board of Directors of the Issuer then in office shall cease to consist of Continuing Directors; or

(4)    the adoption of a plan relating to the liquidation or dissolution of the Issuer.

“Change of Control Offer” means an Offer to Purchase required to be made pursuant to Section 4.14 hereof to all Holders.

“Closing Date” means October 12, 2007.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Closing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” of any Person means Capital Stock in such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class in such Person.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of

Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, (f) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (g) costs of surety bonds in connection with financing activities, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)    interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (without duplication),

(1)    any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions, including, but not limited to, up to $20,000,000 in retention bonuses to be paid in 2008 to employees of the Issuer for continued employment through 2007 and the payment of up to $53,000,000 to participants in the Krasny Plan within 60 days of the Closing Date), severance, integration costs, relocation costs, transition costs, other restructuring costs, litigation settlement or losses and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded, provided that, solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of Section 4.07 hereof, such losses, costs, charges or other expenses shall be excluded only to the extent they are non-cash and will not require cash settlement in the future (it being understood that the payment of up to $53,000,000 referenced above shall be considered “non-cash” for this purpose),

(2)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3)    any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4)    any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5)    the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is the Issuer or a Restricted Subsidiary in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (6) below) and (B) decreased by the amount of any equity of the Issuer in a net loss of any such Person for such period to the extent the Issuer has funded such net loss in cash with respect to such period,

(6)    solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of Section 4.07 hereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not wholly permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided, that Consolidated Net Income of the Issuer will be, subject to the exclusion contained in clause (5) above, increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof (subject to the provisions of this clause (6)) in respect of such period, to the extent not already included therein,

(7)    effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-up, write-down or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)    any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, in each case to the extent permitted hereunder, shall be excluded,

(9)    any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) impairment charge or asset write-off, write-up or write-down (other than write-offs or write-downs of inventory or receivables), in each case, pursuant to GAAP and the amortization of assets or liabilities, including intangibles arising (including goodwill and organizational costs) pursuant to GAAP shall be excluded,

(10)    any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of non-cash compensation or other expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or as a result of the Krasny Plan shall be excluded,

(11)    in connection with the operation of the Krasny Plan, (i) tax withholding payments made in cash to the IRS in connection with in-kind withholding for payments to participants in Equity Interests of any indirect or direct parent of the Issuer shall be excluded; provided that the maximum add-back to Consolidated Net Income shall be no greater than $1,000,000 in any four quarter period; and (ii) payments made in cash to the Circle of Service Foundation, Inc. in an amount not in excess of the amount of the net tax benefit to the Issuer as a result of the implementation and continuing operation of the Krasny Plan shall be excluded, and

(12)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Disposition, dividend or similar Restricted Payments, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing or recapitalization transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the Issuer and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of Section 4.07 hereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)    to advance or supply funds

(a)    for the purchase or payment of any such primary obligation, or

(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,

(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof, or

(4)    as an account party with respect to any letter of credit, letter of guaranty or bankers’ acceptance.

“Continuing Directors” means, as of any date of determination, individuals who (i) were members of such Board of Directors on the Closing Date or (ii) were either (x) nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of nomination or election, (y) appointed, approved or recommended by a majority of the then Continuing Directors or (z) designated or appointed by a Permitted Holder.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount not greater than one times the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or such Guarantor after the Closing Date; provided that:

(1)    if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contribution amount to the capital of the Issuer or such Guarantor, as applicable, the amount of such excess shall be (a) Subordinated Indebtedness (other than Secured Indebtedness) and (b) Indebtedness with a Stated Maturity equal to or later than the Stated Maturity of the Notes, and

(2)    such cash contribution amount is not applied to make Restricted Payments.

“Conversion Date” means October 10, 2008.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.

“Debt Issuances” means, with respect to the Issuer or any Restricted Subsidiary, one or more issuances after the Conversion Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note issued on or after the Conversion Date (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depository” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.07 hereof as the Depository with respect to the Notes, and any and all successors thereto appointed as Depository hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company of the Issuer (other than Disqualified Stock of the Issuer), that is issued for cash (other than to Parent or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of the first paragraph of Section 4.07 hereof.

“Designated Senior Indebtedness” means:

(a)      any Indebtedness outstanding under the Revolving Credit Facility, Senior Secured Term Loan and Hedging Obligations;

(b)      any Indebtedness outstanding under the Senior Bridge Loan Agreement and Senior Note Indenture; and

(c)      any other Senior Indebtedness permitted under this Indenture that, at the date of determination, has an aggregate principal amount outstanding of at least $50,000,000 million and is specifically designated by the Issuer in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of this Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the Maturity Date or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiaries” means, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(1)    increased (without duplication) by:

(a)    provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of such Person and such subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including payments made pursuant to any tax sharing agreements or arrangements among the Issuer, its Restricted Subsidiaries and any direct or indirect parent company of the Issuer (so long as such tax sharing payments are attributable to the operations of the Issuer and its Restricted Subsidiaries); plus

(b)    Fixed Charges of such Person and such subsidiaries for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)    Consolidated Depreciation and Amortization Expense of such Person and such subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)    any fees, costs, commissions, expenses or other charges (other than Depreciation or Amortization Expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of

Indebtedness permitted to be incurred under this Indenture (including a refinancing thereof) (whether or not successful), including (i) any expensing of bridge, commitment or other financing fees, (ii) such fees, costs, commissions, expenses or other charges related to the offering of the Notes, the Senior Notes, the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the Revolving Credit Facility and the Senior Secured Term Loan, (iii) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment or other modification of the Notes, the Senior Notes, the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the Revolving Credit Facility and the Senior Secured Term Loan and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)    any other non-cash charges, expenses or losses including any write-offs or write-downs and any non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f)    the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Sponsors pursuant to the Management Agreement (as in effect on the Closing Date) deducted (and not added back) in computing Consolidated Net Income; plus

(g)    the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

(h)    costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under clause (3) of the first paragraph of Section 4.07 hereof; plus

(i)    the amount of net cost savings and acquisition synergies projected by the Issuer in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of specified actions taken or initiated in connection with the Transactions or any acquisition or disposition by the Issuer or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; provided that (i) such cost savings are reasonably identifiable and factually supportable, (ii) such actions are taken within 18 months after the Closing Date or the date of such acquisition or disposition and (iii) the aggregate amount of costs savings added pursuant to this clause (i) shall not exceed the greater of

(x) $50,000,000 and (y) 10% of the Issuer’s EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date; plus

(j)    any net after-tax non-recurring, extraordinary or unusual gains or losses (less all fees and expenses relating thereto) or expenses; plus

(k)    to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption; plus

(l)    expenses to the extent covered by contractual indemnification or refunding provisions in favor of the Issuer or a Restricted Subsidiary and actually paid or refunded, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (i) not denied by the applicable indemnifying party or obligor in writing within 90 days and (ii) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days); plus

(m)    any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods) or (B) due to purchase accounting associated with the Transactions or any future acquisitions;

(2)    decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person and such subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(3)    increased or decreased by (without duplication):

(a)    any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(b)    any net gain or loss included in calculating Consolidated Net Income resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock of such entity), other than (1) public offerings with respect to Common Stock of the Issuer or of any of its direct or indirect parent companies registered on Form S-4 or Form S-8, (2) any such public or private sale that constitutes an Excluded Contribution or (3) an issuance to any Subsidiary of the Issuer.

“Exchange” means the receipt by a lender under the Senior Subordinated Bridge Loan Agreement of Initial Notes in exchange for the Loans (or a portion thereof) of such lender then outstanding.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Date” means, as to each Increasing Rate Note, the date (which shall be a Business Day) upon which such Note was received in exchange for Loans or, in the case of a Fixed Rate Note, the date (which shall be a Business Day) upon which such Note was received in exchange for Loans or Increasing Rate Notes, as applicable.

“Exchange Request” means a written notice sent by a lender to the Administrative Agent and the Issuer at least ten Business Days prior to an Exchange Date selected by such lender for an Exchange, specifying (i) the lender’s legal name; (ii) the Exchange Date selected by such lender; (iii) the principal amount of the Loans to be exchanged for Initial Notes pursuant to the applicable notice; and (iv) if the lender is electing to have the interest rate fixed pursuant to terms of the Senior Subordinated Bridge Loan Agreement with respect to all or any portion of the Initial Notes, the principal amount of the Initial Notes to be represented by a Fixed Rate Note.

“Exchange Spread” means zero basis points during the three-month period commencing on the Conversion Date and shall increase by 50 basis points at the beginning of each subsequent three-month period.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Issuer and its Restricted Subsidiaries from:

(1)    contributions to its common equity capital; and

(2)    the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3)(c) of the first paragraph of Section 4.07 hereof.

“Existing Inventory Financing Agreements” means the following agreements, in each case, as amended, supplemented, refinanced, refunded or otherwise modified and in effect from time to time: (i) that certain Inventory Financing Agreement, dated as of the Closing Date, by and among GE Commercial Distribution Finance Corporation, CDW Logistics, Inc., an Illinois corporation, Berbee Information Networks Corporation, a Wisconsin corporation, CDW Government, Inc., an Illinois corporation and CDW Direct, LLC, an Illinois limited liability company, and (ii) that certain Agreement for Inventory Financing, dated as of the Closing Date, by and among IBM Credit LLC, a Delaware limited liability company, CDW Logistics, Inc., an Illinois corporation, and Berbee Information Networks Corporation, a Wisconsin corporation.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Issuer or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including, without limitation, the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the 18-month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that in each case such adjustments are set forth in an Officers’ Certificate signed by the Issuer’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (1) Consolidated Interest Expense (excluding amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness in existence as of the Closing Date as a result of purchase accounting)) of such Person for such period and (2) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

“Fixed Rate Global Note” means a permanent global Fixed Rate Note in definitive, fully registered form.

“Fixed Rate Note” means a Note bearing a fixed rate of interest pursuant to Section 2.02(b) hereof and subject to call protection as provided in Section 2.02(d) hereof.

“Foreign Subsidiary” means, with respect to any Person, (1) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (2) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (1) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“GAAP” means generally accepted accounting principles in the United States in effect on the Closing Date, except for any reports required to be delivered pursuant to Section 4.03 hereof, which shall be prepared in accordance with GAAP in effect on the date thereof. For purposes of this Indenture, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of the Issuer under this Indenture and the Notes by a Guarantor in accordance with the provisions of this Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall cease to be a Guarantor. On the Closing Date, the Guarantors will be Parent and each Domestic Subsidiary of the Issuer that is a Restricted Subsidiary and a guarantor under the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the Revolving Credit Facility and the Senior Secured Term Loan.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)    currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)    other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity, raw materials, utilities and energy prices.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Increasing Rate Global Note” means a permanent global Increasing Rate Note in definitive, fully registered form.

“Increasing Rate Note” means any Note other than a Fixed Rate Note.

“Indebtedness” means, with respect to any Person,

(1)      any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)    in respect of borrowed money,

(b)    evidenced by bonds, notes, debentures or similar instruments,

(c)    evidenced by letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(d)    Capitalized Lease Obligations,

(e)    representing the deferred and unpaid balance of the purchase price of any property (other than Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business, (ii) liabilities accrued in the ordinary course of business and (iii) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed, or

(f)    representing any interest rate Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(2)    to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(3)    Disqualified Stock of such Person, and

(4)    to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (i) Contingent Obligations incurred in the ordinary course of business, (ii) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” and (iii) obligations with respect to Receivables Facilities. The amount of Indebtedness of any person under clause (1)(d) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Banks” means JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Lehman Brothers Commercial Bank, Lehman Commercial Paper Inc., Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc., collectively.

“Initial Notes” means the Senior Subordinated Exchange Notes issued in exchange for the Loans in accordance with the terms of this Indenture, which may take the form of Fixed Rate Notes or Increasing Rate Notes pursuant to the terms of this Indenture. Fixed Rate Notes with different interest rates will be issued as separate series under this Indenture; provided, however, that Fixed Rate Notes that accrue interest at the same rate due on the same payment date will be issued as a single series. “Initial Notes” shall include any Fixed Rate Notes issued in exchange for Increasing Rate Notes.

“Initial Rate” shall be determined on the Conversion Date and shall equal the interest rate borne by the Loans on the day immediately preceding the Conversion Date, plus 50 basis points.

“Interest Payment Date” means April 15 and October 15 of each year to Stated Maturity, and the Maturity Date.

“Interest Period” means the period commencing on the Conversion Date (in the case of the first such Interest Period) or the last day of the immediately preceding Interest Period (in the case of each subsequent Interest Period) and ending on the earliest of (i) the next succeeding April 15 or October 15 and (ii) the Maturity Date.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3)    investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel, entertainment, relocation, payroll and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of Section 4.07 hereof.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof, (i) ”Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Conversion Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Issuer in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Issuer and its Restricted Subsidiaries immediately after such transfer.

“Issuer” has the meaning provided in the introductory paragraph of this Indenture.

“Krasny Plan” means the MPK Coworker Incentive Plan II as in effect on the Closing Date.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any governmental authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the principal Corporate Trust Office of the Trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lenders” has the meaning provided in the Senior Subordinated Bridge Loan Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes) of any jurisdiction with respect to such asset; provided that in no event shall an operating lease or occupancy agreement be deemed to constitute a Lien.

“Loan” or “Loans” means any loan made under the Senior Subordinated Bridge Loan Agreement.

“Management Agreement” means the Management Services Agreement dated as of the Closing Date, by and among certain management companies associated with the Sponsors and the Issuer and any direct or indirect parent company.

“Maturity Date” means October 12, 2017.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means with respect to any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of deferred payments or noncash consideration initially received, net of any costs relating to the disposition thereof), net of (i) out-of-pocket expenses incurred (including reasonable and customary broker’s fees or commissions, investment banking, consultant, legal, accounting or similar fees, survey costs, title insurance premiums, and related search and recording charges, transfer, deed, recording and similar taxes incurred by the Issuer and its Restricted Subsidiaries in connection therewith), and the Issuer’s good faith estimate of taxes paid or payable (including payments under any tax sharing agreement or arrangement), in connection with such Asset Sale (including, in the case of any such Asset Sale in respect of property of any Foreign Subsidiary, taxes payable upon the repatriation of any such proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, against any (x) liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale and (y) other liabilities associated with the asset disposed of and retained by the Issuer or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligation which is secured by a Lien on the asset sold and (iv) in the case of any such Asset Sale by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Issuer or a Wholly Owned Restricted Subsidiary as a result thereof.

“Notes” means the Initial Notes and the Registered Exchange Notes, collectively. Except as otherwise provided in Section 9.02 hereof, all Notes shall vote and consent together (together with the Lenders pursuant to Section 9.02 hereof) on all matters as one class, and, except as otherwise provided in Section 9.02 hereof, none of the Notes will have the right to vote or consent as a class separate from one another on any matter.

“Obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), costs, expenses, damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offer” has the meaning set forth in the definition of “Offer to Purchase”.

“Offer to Purchase” means a written offer (the “Offer”) sent by the Issuer by first class mail, postage prepaid, to each Holder at his address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five (5) Business Days after the Expiration Date. The Issuer shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuer’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1)   the Section of this Indenture pursuant to which the Offer to Purchase is being made;

(2)   the Expiration Date and the Purchase Date;

(3)   the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Section 4.10 hereof or Section 4.14 hereof) (the “Purchase Amount”);

(4)   the purchase price to be paid by the Issuer for each $1,000 principal amount of Notes accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”);

(5)   that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in denominations of $2,000 principal amount or integral multiples of $1,000 thereof;

(6)   the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7)   that, unless the Issuer defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Issuer pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8)   that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9)   that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Issuer or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10)   that Holders will be entitled to withdraw all or any portion of Notes tendered if the Issuer (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11)   that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 thereof shall be purchased); and

(12)   if applicable, that, in the case of any Holder whose Note is purchased only in part, the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, principal accounting officer, controller, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer or the Secretary or any Assistant Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer, by two Officers of the Issuer, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent” means VH Holdings, Inc. and any successor.

“Permitted Asset Swap” means, to the extent allowable under Section 1031 of the Code, the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related

Business Assets (excluding any boot thereon) between the Issuer or any of its Restricted Subsidiaries and another Person.

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by the Issuer and its Subsidiaries as of the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Holders” means (i) the Sponsors, (ii) any Person who is an Officer or otherwise a member of management of the Issuer or any of its Subsidiaries on the Closing Date, provided that if such Officers and members of management beneficially own more shares of Voting Stock of either of the Issuer or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Closing Date or issued within 90 days thereafter, such excess shall be deemed not to be beneficially owned by Permitted Holders, (iii) any Related Party of any of the foregoing Persons and (iv) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i), (ii) or (iii) above (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent entities held by such “group”.

“Permitted Investments” means:

(1)   any Investment by the Issuer in any Restricted Subsidiary or by a Restricted Subsidiary in the Issuer or another Restricted Subsidiary;

(2)   any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)   any Investment by the Issuer or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)   any Investment in securities or other assets not constituting cash or Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10 hereof or any other disposition of assets not constituting an Asset Sale;

(5)   any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date or an Investment consisting of any extension, modification, replacement, renewal of any Investment existing on the Closing Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Closing Date or (y) as otherwise permitted under this Indenture;

(6)   loans and advances to, or guarantees of Indebtedness of, directors, employees, officers and consultants not in excess of $15,000,000 outstanding at any one time, in the aggregate;

(7)   any Investment acquired by the Issuer or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Issuer or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Issuer or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)   Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt”;

(9)   loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10)   any Investment by the Issuer or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding not to exceed the greater of: (x) $150,000,000; and (y) 2.0% of Total Assets of the Issuer; provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11)   Investments the payment for which consists of Equity Interests of the Issuer or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3)(b) of the first paragraph of Section 4.07 hereof;

(12)   guarantees (including Guarantees) of Indebtedness permitted under Section 4.09 hereof and performance guarantees consistent with past practice, and the creation of liens on the assets of the Issuer or any of its Restricted Subsidiaries in compliance with Section 4.12 hereof;

(13)   Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)   Investments relating to a Receivables Subsidiary that, in the reasonable good faith determination of the Issuer, are necessary or advisable to effect a Receivables Facility;

(15)   Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(16)   any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of Section 4.11 hereof, except transactions permitted by clauses (2), (6), (8), (10), (12) or (13);

(17)   Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(18)   Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(19)   additional Investments in joint ventures in an aggregate amount not to exceed $25,000,000 at any time outstanding;

(20)   loans and advances relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise permitted under Section 4.11 hereof;

(21)   Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(22)   Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Issuer or any of its Subsidiaries that were issued in connection with the financing of such assets, so long as the Issuer or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(23)   deposits made by the Issuer and Foreign Subsidiaries in Cash Pooling Arrangements; and

(24)   extensions of trade credit in the ordinary course of business.

“Permitted Junior Securities” means:

(1)   Equity Interests in the Issuer or any direct or indirect parent of the Issuer; or

(2)   unsecured debt securities which are in each case (x) distributed to the Holders of Notes in respect of Indebtedness evidenced by the Notes pursuant to a confirmed plan of reorganization or adjustment, (y) subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than the Notes and the related Guarantees are subordinated to Senior Indebtedness under this Indenture and (z) do not mature or become subject to a mandatory redemption obligation prior to the final maturity or the Notes and do not have any terms, and are not subject to or entitled to the benefit of any agreement or instrument that has terms, that are more burdensome to the issuer of or other obligor on such debt or equity securities than are the terms of the Senior Indebtedness.

“Permitted Liens” means the following types of Liens:

(1)   deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2)   Liens in favor of issuers of stay, customs, performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3)   Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(4)   Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(5)   Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under this Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(6)   Liens existing on the Closing Date and described in all material respects on Schedule 1.01 of the Senior Subordinated Bridge Loan Agreement;

(7)   Liens in favor of the Issuer or any Restricted Subsidiary;

(8)   Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Closing Date or referred to in clauses (3), (4) and (l9)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the Holders of the Notes taken as a whole, and are not more favorable to the lien holders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced, and (y) do not extend to or cover any property or assets of the Issuer or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9)   Liens on accounts receivable and related assets incurred in connection with a Receivables Facility incurred pursuant to clause (17) of the definition of “Permitted Debt”;

(10)   Liens for taxes, assessments or other governmental charges or levies not yet overdue or the nonpayment of which in the aggregate would not reasonably be expected to result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11)   judgment liens in respect of judgments that do not constitute an Event of Default;

(12)   pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13)   landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) the Issuer or a Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any

Lien securing such obligation or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14)   minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15)   leases, licenses, subleases, sublicenses or operating agreements (including, without limitation, licenses and sublicenses of intellectual property) granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Issuer or any of its material Restricted Subsidiaries or which do not by their own terms secure any Indebtedness;

(16)   the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17)   banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a Depository institution;

(18)   Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(19)   (A)   other Liens securing Indebtedness for borrowed money or other obligations with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) with a principal amount not exceeding $75,000,000 at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(20)   Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(21)   Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22)   Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(23)   Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(24)   Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with Section 4.09 hereof;

(25)   Liens to secure Indebtedness incurred pursuant to clauses (11), (20) and (24) of the definition of “Permitted Debt”;

(26)   Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27)   security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28)   landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(29)   Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) with respect to customs duties in the ordinary course of business, (ii) that are not overdue by more than sixty (60) days, (iii) (A) that are being contested in good faith by appropriate proceedings, (B) the Issuer or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iv) the existence of which would not reasonably be expected to result in a material adverse effect;

(30)   Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(31)   Liens on the Capital Stock of Unrestricted Subsidiaries;

(32)   Liens on inventory or equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s clients or customers at which such inventory or equipment is located;

(33)   pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under clause (21) of the definition of “Permitted Debt”;

(34)   Liens on cash deposits of the Issuer and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of the Issuer and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of the Issuer and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(35)   any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(36)   Liens on property subject to Sale and Lease-Back Transactions permitted hereunder and general intangibles related thereto;

(37)   Liens consisting of customary contractual restrictions on cash and Cash Equivalents; and

(38)   (A)  Liens securing the Notes and the Guarantees (including any Registered Exchange Notes issued in exchange therefor pursuant to the Registration Rights Agreement and secured by a Lien (in each case in accordance with the terms of this Indenture) and the related Guarantees) and (B) Liens securing Senior Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Issuer in good faith.

“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2) under the Exchange Act, as the case may be, selected by the Issuer, which will be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells their accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related thereto.

“Record Date” for the interest or Additional Interest, if any, payable on any applicable Interest Payment Date means the April 1 or October 1 (whether or not on a Business Day) immediately preceding such Interest Payment Date.

“Redemption Price” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Refunding Capital Stock” has the meaning ascribed to such term in clause (2) of the second paragraph of Section 4.07 hereof.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Party” means (a) with respect to Madison Dearborn Partners, LLC and Providence Equity Partners, Inc., (i) any investment fund controlled by or under common control with Madison Dearborn Partners, LLC or Providence Equity Partners, Inc., as the case may be, any officer, director or person performing an equivalent function of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to in clause (a)(i); and (b) with respect to any officer of the Issuer or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Representative” means any trustee, agent or representative, if any, for an issue of Senior Indebtedness of the Issuer or any Guarantee.

“Required Holders and Lenders” means, as of any date of determination, Lenders that have Loans outstanding and Holders that hold Notes that, in the aggregate, represent more than 50% of the sum of the principal amount of all Loans and all Notes outstanding at such time. Section 2.12 hereof and Section 2.13 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this definition. Any Loan that has not been repaid or exchanged for Notes pursuant to the terms of the Senior Subordinated Bridge Loan Agreement shall be considered “outstanding”.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“Revolving Credit Facility” means that certain revolving credit facility, dated as of the Closing Date, among VH MergerSub, Inc., the Issuer, JP Morgan Chase Bank, N.A., as Administrative Agent, Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc. and Deutsche Bank Securities Inc., as Co-Syndication Agents, the lenders party thereto and certain other parties specified therein, providing revolving loans and other extensions of credit, including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Bridge Loan Agreement” means the senior unsecured increasing rate term loan agreement dated as of October 12, 2007 and amended and restated as of March 12, 2008 and further amended on April 2, 2008, by and among VH MergerSub, Inc., the Issuer, Parent, the subsidiary guarantors party thereto, the Administrative Agent and the lenders from time to time party thereto, including any guarantees, instruments and agreement executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof.

“Senior Exchange Notes” means up to $890,000,000 aggregate principal amount of Senior Exchange Notes due 2015 of the Issuer.

“Senior Indebtedness” means all Indebtedness of the Issuer or any Restricted Subsidiary, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Restricted Subsidiary at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Closing Date or thereafter incurred, unless the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligations are subordinated in right of payment to any other Indebtedness of the Issuer or such Restricted Subsidiary, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(1)   any obligation of the Issuer to any Subsidiary of the Issuer or of any Subsidiary of the Issuer to the Issuer or any other Subsidiary of the Issuer,

(2)   any liability for Federal, state, local or other taxes owed or owing by the Issuer or such Restricted Subsidiary,

(3)   any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

(4)   any Indebtedness or obligation of the Issuer or any Restricted Subsidiary that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Issuer or such Restricted Subsidiary, as applicable, including any Senior Subordinated Pari Passu Indebtedness,

(5)   any obligations with respect to any Capital Stock, or

(6)   any Indebtedness incurred in violation of this Indenture but, as to any such Indebtedness incurred under the Revolving Credit Facility, the Senior Secured Term Loan, the Senior Bridge Loan Agreement or the Senior Subordinated Bridge Loan Agreement, no such violation shall be deemed to exist for purposes of this clause (6) if the holders of such Indebtedness or their Representative shall have received an Officer’s Certificate to the effect that the incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate this Indenture.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

“Senior Notes” means the Senior Exchange Notes and the Senior PIK Notes, collectively.

“Senior Note Guarantee” means any guarantee of the obligations of the Issuer under the Senior Note Indenture and the Senior Notes by any Person in accordance with the provisions of the Senior Note Indenture.

“Senior Note Indenture” means the Indenture dated as of October 10, 2008 between the Issuer, the Guarantors and U.S. Bank National Association, as trustee, pursuant to which the Senior

Exchange Notes and the Senior PIK Election Exchange Notes may be issued, as amended or supplemented from time to time.

“Senior PIK Election Exchange Notes” means up to $300,000,000, plus the amount of any increase in principal amount of loans under the Senior Bridge Loan Agreement resulting from the payment of paid-in-kind interest, aggregate principal amount of Senior PIK Election Exchange Notes due 2015 of the Issuer.

“Senior Registration Rights Agreement” means the Registration Rights Agreement dated as of the date hereof in the form of Exhibit F to the Senior Note Indenture.

“Senior Secured Term Loan” means that certain senior secured term loan, dated as of the Closing Date and amended and restated as of March 12, 2008, among VH MergerSub, Inc., the Issuer, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, the Lenders party thereto and certain other parties specified therein, providing for term loans, including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indebtedness (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof).

“Senior Subordinated Bridge Loan Agreement” means the senior subordinated unsecured increasing rate term loan agreement dated as of October 12, 2007 and amended and restated as of March 12, 2008 and further amended on April 2, 2008, among VH MergerSub, Inc., the Issuer, Parent, the subsidiary guarantors party thereto, the Administrative Agent and the lenders from time to time party thereto, including any guarantees, instruments and agreement executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof.

“Senior Subordinated Indebtedness” means, with respect to a Person, the Notes (in the case of the Issuer), a Guarantee (in the case of a Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person that is not Senior Indebtedness of such Person.

“Senior Subordinated Pari Passu Indebtedness” means:

(1)   with respect to the Issuer, the Notes and any Indebtedness that ranks pari passu in right of payment to the Notes; and

(2)   with respect to any Guarantor, its Guarantee and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

“Sponsors” means Madison Dearborn Partners, LLC and Providence Equity Partners, Inc. and each of their respective Affiliates (other than any portfolio company thereof).

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1)     any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)     any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries, on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Issuer and its Restricted Subsidiaries as may be expressly stated.

“Total Net Tangible Assets” means total assets of the Issuer and its Restricted Subsidiaries, less all goodwill, trade names, trademarks, patents and any other like intangibles, all on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Issuer and its Restricted Subsidiaries.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any Restricted Subsidiary in connection with the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options or other equity interests.

“Transactions” means (i) the transactions contemplated by the Acquisition Agreement, and the Krasny Plan, (ii) the entry into the Senior Bridge Loan Agreement and incurrence of Indebtedness thereunder on the Closing Date by the Issuer and the guarantors thereunder, (iii) the entry into the Senior Subordinated Bridge Loan Agreement and incurrence of Indebtedness thereunder on the Closing Date by the Issuer and the guarantors thereunder, (iv) the entry into the Revolving Credit Facility and incurrence of Indebtedness thereunder on the Closing Date by the Issuer and the guarantors thereunder, (v) the entry into the Senior Secured Term Loan and incurrence of Indebtedness thereunder on the Closing Date by the Issuer and the guarantors thereunder, (vi) (A) the issuance of the Notes and the provision of Guarantees by the Guarantors and (B) the issuance of the Senior Notes and the provision of guarantees by the guarantors thereof, (vii) the payment of fees and expenses related to each of the foregoing and (viii) all other transactions relating to any of the foregoing in each case, as contemplated as of the Closing Date pursuant to the terms of the Acquisition Agreement and the Krasny Plan.

“Transfer Date” means, for any transfer or sale of Notes, the date upon which that transfer or sale is completed.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to October 15, 2012; provided, however, that if the period from the Redemption Date to October 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Trustee” means U.S. Bank National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Type” means, with respect to a Note, its character as an Increasing Rate Note or a Fixed Rate Note.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer, (b) such designation complies with Section 4.07 hereof and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary (other than the Capital Stock of such Subsidiary to be so designated). The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and any Indebtedness assumed or otherwise incurred in connection with such designation shall have been permitted to have been incurred by the Issuer pursuant to Section 4.09 hereof. Any such designation by the Board of Directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with such Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two (2) Business Days prior to such determination.

Except as described in Section 4.09 hereof, whenever it is necessary to determine whether the Issuer has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are:

(1)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)   the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02.   Other Definitions.

Term	Defined in Section
“Acceleration Notice”	6.02
“Additional Interest”	1.1(a) of Appendix A
“Affiliate Transaction”	4.11
“Agent Members”	2.1(c) of Appendix A
“Applicable Procedures”	1.1(a) of Appendix A
“Asset Sale Offer”	4.10
“Authentication Order”	2.06
“Blockage Notice”	10.03
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Clearstream”	1.1(a) of Appendix A
“Covenant Defeasance”	8.03
“DTC”	2.02(g)
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Euroclear”	1.1(a) of Appendix A
“Global Note”	2.1(b) of Appendix A
“Global Notes Legend”	1.1(a) of Appendix A
“Guaranteed Obligations”	11.01
“IAI”	1.1(a) of Appendix A
“IAI Global Note”	2.1(b) of Appendix A
“incur”	4.09
“Initial Promissory Note”	2.04

Term	Defined in Section
“Interest Rebate”	2.02
“Legal Defeasance”	8.02
“Limited Non-Guarantor Debt Exceptions”	4.09
“Non-Payment Default”	10.03
“Note Register”	2.07
“Paying Agent”	2.07
“Payment Blockage Period”	10.03
“Payment Default”	10.03
“Permitted Debt”	4.09
“QIB”	1.1(a) of Appendix A
“Redemption Date”	3.07
“Refinancing Indebtedness”	4.09
“Refunding Capital Stock”	4.07
“Registered Exchange Offer”	1.1(a) of Appendix A
“Registrar”	2.07
“Registration Rights Agreement”	1.1(a) of Appendix A
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	1.1(a) of Appendix A
“Regulation S Permanent Global Note”	2.1(b) of Appendix A
“Regulation S Temporary Global Note”	2.1(b) of Appendix A
“Restricted Global Note”	1.1(a) of Appendix A
“Restricted Notes Legend”	1.1(a) of Appendix A
“Restricted Payments”	4.07
“Restricted Period”	1.1(a) of Appendix A
“Returned Capital Stock”	4.07
“Rule 501”	1.1(a) of Appendix A
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	1.1(a) of Appendix A
“Rule 904”	1.1(a) of Appendix A

Term	Defined in Section
“Second Commitment”	4.10
“Senior Subordinated Exchange Note”	Preamble
“Shelf Registration Statement”	1.1(a) of Appendix A
“Successor Company”	5.01
“Successor Person”	5.01
“Taxes”	4.05
“Total Cap”	2.02(a)
“Treasury Capital Stock”	4.07
“Unrestricted Definitive Note”	1.1(a) of Appendix A
“Unrestricted Global Note”	1.1(a) of Appendix A

SECTION 1.03.   Incorporation by Reference of Trust Indenture Act.   Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by Commission rule under the Trust Indenture Act have the meanings so assigned to them.

SECTION 1.04.   Rules of Construction.   Unless the context otherwise requires:

(a)   a term has the meaning assigned to it herein;

(b)   an accounting term not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Indenture shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(c)   “or” is not exclusive;

(d)   “including” means including without limitation;

(e)   words in the singular include the plural, and in the plural include the singular;

(f)   “will” shall be interpreted to express a command;

(g)   provisions apply to successive events and transactions;

(h)   references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time;

(i)   unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j)   the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(k)   in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”; and

(l)   any financial ratios required to be satisfied in order for a specific action to be permitted under this Indenture shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05.   Acts of Holders and Lenders.

(a)   Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders and Lenders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders or Lenders, as applicable, in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.

(b)   The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)   The ownership of Notes shall be proved by the Note Register.

(d)   Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e)   Any request, demand, authorization, direction, notice, consent, waiver or other action by a Lender shall bind every future assignee of such Loan, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(f)  The Issuer may, except as otherwise provided herein and in the Notes, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders.

(g)   Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h)   Without limiting the generality of the foregoing, a Holder, including DTC, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC may provide its proxy to the beneficial owners of interests in any such Global Note through such Depository’s standing instructions and customary practices.

(i)   The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such Depository to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

SECTION 1.06.   References to Agreements, Laws, Etc.   Unless otherwise expressly provided herein, (a) references to agreements (including the Senior Subordinated Bridge Loan Agreement, this Indenture and the Notes) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by this Indenture; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.07.   Times of Day.   Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.08.   Timing of Payment or Performance.   When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

THE EXCHANGE NOTES

SECTION 2.01.   Principal Amount and Maturity.

(a)  The Issuer agrees that the principal amount of the Initial Notes received by each Holder upon exchange of a Loan will equal 100% of the aggregate principal amount of the Loans (or the portions thereof) for which they are exchanged pursuant to Section 2.04 hereof. If a Default, as defined in the Senior Subordinated Bridge Loan Agreement, shall have occurred pursuant to the terms of the Senior Subordinated Bridge Loan Agreement and be continuing on the Exchange Date, any notices given or cure periods commenced while any Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Notes (with the same effect as if the Notes had been outstanding as of the actual dates thereof). The Issuer agrees to provide the Trustee with copies of any notices given or received with respect to any such Default.

(b)   All of the Notes will mature on the Maturity Date.

SECTION 2.02.   Interest Rates.

(a)   (i)   Except as otherwise provided in clauses (ii) and (iii) below and Sections 2.02(b) and 2.16 below, Notes shall bear interest for the period from and including the date such Note was received in exchange for Loans to, but excluding, the Maturity Date, at a rate per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) equal to the Initial Rate plus the Exchange Spread.

(ii)   Notwithstanding the foregoing clause (i), but subject to Section 2.16 hereof, the interest rate borne by any Note shall not exceed 12.535% per annum (the “Total Cap”).

(iii)   In connection with exchanges pursuant to Exchange Requests delivered (A) after the tenth Business Day prior to a Record Date for the payment of interest on the Notes, the Issuer shall pay to the Administrative Agent for the account of the applicable Holder all accrued and unpaid interest and other amounts due under the Senior Subordinated Bridge Loan Agreement with respect to the Loans being exchanged through the next Interest Payment Date to occur thereunder following the Exchange Request (i.e., for purposes of determining the amount of interest to be paid to such Holder, the Holder shall be treated as if it held a Loan, and not a Note, for the entire Interest Period); provided, however, that the applicable Exchange Date shall not be prior to such Record Date, and (B) on or prior to the tenth Business Day prior to a Record Date for the payment of interest on the Notes, the applicable Holder shall not be entitled to receive any accrued and unpaid interest and other amounts due under the Senior Subordinated Bridge Loan Agreement with respect to Loans being exchanged for the Interest Period during which the Exchange Date occurs, and shall instead be entitled to all accrued and unpaid interest and other amounts due as set forth in such Notes from the first day of the Interest Period under this Indenture during which the Exchange Date occurs through the Interest Payment Date under this Indenture following the Exchange Date (i.e., for purposes of determining the amount of interest to be paid to such Holder, the Holder shall be treated as if it held a Note, and not a Loan, for the entire Interest Period); provided, however, that in case of exchanges covered by clause (B) above, if an exchanging Holder improperly receives a semi-annual interest payment with respect to an Extended Loan being exchanged for Notes on an Interest Payment Date falling within the interest period for the Notes for which such Holder shall be entitled to receive and shall have actually received the full amount of interest on the Notes to be issued in exchange for such Loans pursuant to clause (B), such Holder shall, with respect to the Loans, to the extent interest for the applicable period has been paid, rebate to the Issuer in cash an amount equal to such semi-annual interest payment (an “Interest Rebate”). Upon notice that it has improperly received a semi-annual interest payment under the Senior Subordinated Bridge Loan Agreement pursuant to this Section 2.02(a)(iii), the applicable Holder shall pay the Interest Rebate within two Business Days following its receipt of such notice of the interest payment on the Notes on the applicable Interest Payment Date by wire transfer of immediately available funds.

(b)   Notwithstanding the foregoing clause (a)(i), a Fixed Rate Note may be elected to be received (i) by a Holder other than the Initial Banks or any of their respective Affiliates, at any time on or after the Conversion Date, if such Holder elects to receive call protection as provided in clause (d) below and interest at a fixed rate per annum equal to the annual rate of interest accruing on the date of such election or (ii) by a Holder that is an Initial Bank or any of its Affiliates, on the relevant Transfer Date, if such Holder determines and represents to the Issuer that it is necessary for a bona fide sale of the subject Note to a non-affiliated third party, for such Note to have call protection as provided in clause (d) below and bear interest at a fixed rate per annum equal to the annual rate of interest accruing on such Note on the Transfer Date.

(c)   If a Holder receives a Fixed Rate Note pursuant to clause (b) above, (i) in the case of a transfer of a beneficial interest in a Global Note, (A) the Depository shall present the appropriate Increasing Rate Global Note to the Trustee, (B) the Trustee shall endorse such Increasing Rate Global Note to reflect the reduction of the principal amount of such Increasing Rate Global Note and apply such principal amount to a corresponding Fixed Rate Global Note with such fixed interest rate and (C) the Trustee shall note on such Fixed Rate Global Note the applicable date of issue of the Fixed Rate Note, and (ii) in the case of Definitive Notes, upon surrender of the appropriate Increasing Rate Definitive Note or Notes to be exchanged or transferred, the Registrar shall register the exchange or transfer and the Issuer shall execute and the Trustee shall authenticate an equal principal amount of a corresponding Fixed Rate Definitive Note or Notes with such terms.

(d)   Each Fixed Rate Note shall, subject to Section 3.07 hereof, be non-callable for five years from the Closing Date and shall be callable thereafter at a price equal to 100% of its principal amount plus accrued and unpaid interest plus a premium equal to one half of the coupon then in effect on such Fixed Rate Note, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero on the date that is two years prior to the Maturity Date.

(e)   Interest on the Notes shall be payable entirely in cash. Interest shall be payable in arrears on each Interest Payment Date and upon the Maturity Date in respect of which any such interest is accruing; provided that (i) additional interest accruing pursuant to Section 4.01 hereof shall be payable from time to time in cash upon demand and (ii) in the event of any redemption of any Note, accrued interest on the principal amount redeemed shall be payable on the date of such redemption. Payments made on the first Interest Payment Date after the date of exchange or the Transfer Date with respect to any Fixed Rate Note issued pursuant to clause (b) above shall include any interest accrued but not paid on the Increasing Rate Note prior to such exchange or transfer.

SECTION 2.03.   Transferability.   Each Holder shall have an unconditional right to sell its Notes subject to, and in compliance with, the provisions of this Indenture and applicable law.

SECTION 2.04.   Procedure for Exchange.   On or prior to the tenth Business Day following the receipt by the Issuer of an Exchange Request from a Lender in accordance with Section 2.03(b) of the Senior Subordinated Bridge Loan Agreement or a request by a Holder to exchange an Increasing Rate Note for a Fixed Rate Note, the Issuer shall deliver or cause to be delivered, in accordance with the instructions set forth in such Exchange Request or request and with the terms of this Indenture, a fully executed Note or Notes, which, for the avoidance of doubt, may be Fixed Rate Notes pursuant to Section 2.02(b) herein; provided that the Issuer shall not be required to issue Notes until it shall have received Exchange Requests to issue not less than $100,000,000 aggregate principal amount of Notes; provided further that each Exchange shall be in respect of a Loan with an aggregate principal amount of $100,000 or an integral multiple of $50,000 in excess thereof (or the entire remaining amount of any Lender’s Loan). Subject to the provisions of Sections 2.1 through 2.4 of Appendix A hereto, such Note shall either (x) be recorded in book-entry form as a beneficial interest in one or more global notes deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and credited to the account of the exchanging Lender directly or indirectly through its participant in DTC’s system, in each case in the same principal amount as such Loan (or portion thereof) being exchanged or (y) be issued as a definitive registered note payable to the order of the Holder or beneficial owner, as the case may be, in the same principal amount as such Loan (or portion thereof) being exchanged. Promptly upon receipt of a Note in exchange for Loans and subject to the immediately following proviso, the Lender receiving such Note shall return to the Administrative Agent (for prompt delivery to the Issuer) any promissory note delivered to such Lender pursuant to Section 2.05(e) of the Senior Subordinated Bridge Loan Agreement (the “Initial Promissory Note”) in respect of the Loans for which such Note was issued; provided, however, that if any Loans represented by such promissory note are to remain outstanding after the Exchange, such Lender shall not be obligated to return the Initial Promissory Note until such Lender has received the Note and a promissory note representing the Loans that remain outstanding in accordance with the Senior Subordinated Bridge Loan Agreement. Promptly upon exchange of an Increasing Rate Note for a Fixed Rate Note held by a Holder, such Holder shall return to the Issuer or the Trustee such Increasing Rate Note.

It is understood and agreed that the Increasing Rate Notes exchanged for Fixed Rate Notes constitute the same indebtedness as such Fixed Rate Notes and that no novation shall be effected by any such exchange.

SECTION 2.05.   Form and Dating.   Provisions relating to the Notes are set forth in Appendix A attached hereto, which is hereby incorporated in, and expressly made a part of, this Indenture. The Increasing Rate Note (whether in global or definitive form) and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Fixed Rate Note (whether in global or definitive form) and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit B hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notwithstanding the foregoing, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

SECTION 2.06.   Execution and Authentication.   At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual or facsimile signature.

If an Officer of the Issuer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A or Exhibit B attached hereto, as the case may be, by the manual signature of a Responsible Officer of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

The Trustee shall authenticate and deliver from time to time on any applicable Exchange Date the Initial Notes for issue in a principal amount as set forth in this Article II (not to exceed, at any one time outstanding, $750,000,000) upon a written order (an “Authentication Order”) of the Issuer signed by two Officers of the Issuer, substantially in the form of Exhibit G attached hereto. In addition, the Trustee shall authenticate and deliver from time to time Registered Exchange Notes for issue in a Registered Exchange Offer pursuant to the Registration Rights Agreement for a like principal amount of Initial Notes exchanged pursuant thereto or otherwise pursuant to an effective registration statement under the Securities Act. Each Authentication Order shall specify the amount of the Notes to be authenticated, the Exchange Date on which the issue of Notes is to be authenticated, whether the Notes are to be Increasing Rate Notes or Fixed Rate Notes, whether such Notes are to be 144A Notes, IAI Notes or Regulation S Notes, whether the Notes are to be Definitive Notes or Global Notes, whether or not the Notes are to be Initial Notes or Registered Exchange Notes, the number of separate Note certificates (and, to the extent more than one Note certificate is requested, the aggregate amount of each such Note certificate), the CUSIP and certificate numbers for each Note, the registered holder(s) of each Note, the identity of the DTC Participant for each Global Note, delivery and payment instructions with respect to each Definitive Note and such other information as the Trustee may reasonably request, including delivery of a completed Form W-9 of the applicable Holder in the case of an Authentication Order for a Definitive Note.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate the Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.07.   Registrar and Paying Agent.   The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange (including exchanges for Fixed Rate Notes). The Issuer may appoint one or more co-registrars, one or more additional paying agents and one or more transfer agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agents.

This Issuer shall maintain a Registrar and Paying Agent in the Borough of Manhattan, the City of New York, the State of New York.

The Issuer initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer may remove any Agent upon written notice to such Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Agent and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as such Agent until the appointment of a successor in accordance with clause (i). Any Agent may resign at any time upon written notice to the Issuer and the Trustee. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall, to the extent that it is capable, act as such. The Issuer or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints DTC to act as Depository with respect to the Global Notes representing the Notes.

If any Notes are listed on an exchange and the rules of such exchange so require, the Issuer shall satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

SECTION 2.08.   Paying Agent To Hold Money in Trust.   Prior to each due date of the principal of and interest on any Note, the Issuer shall deposit with the Paying Agent (or if the Issuer or any Restricted Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent (if other than the Issuer or a Restricted Subsidiary) shall have no further liability for the money delivered to the Trustee. If the Issuer or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.09.   Holder Lists.   The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee in writing at least five (5) Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes, including the aggregate principal amount of Notes held by each Holder thereof, and the Issuer shall otherwise comply with Trust Indenture Act Section 312(a).

SECTION 2.10.   Transfer and Exchange.

(a)   The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar or co-registrar with a request to register the transfer, the Registrar or a co-register shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar or co-registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met.

(b)   To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.06 hereof or at the Registrar’s request.

(c)   No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 2.14, 3.06, 3.09, 4.10, 4.14 and 9.04 hereof).

(d)   Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in whole or in part, except the unredeemed portion of any Note being redeemed or tendered in part.

(e)   All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes of the same Type shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(f)   The Issuer (i) shall not be required (A) to issue, to register the transfer of or to exchange any Increasing Rate Notes for Fixed Rate Notes during a period beginning at the opening of business 15 days before the day of any selection of such Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection or (B) to issue, register the transfer of or to exchange any Increasing Rate Notes for Fixed Rate Notes so selected for redemption in whole or in part, except the unredeemed portion of any such Increasing Rate Note being redeemed in part and (ii) must pay all interest payments on any Note (A) during a period beginning at the opening of business 15 days before the day of any selection of such Note for redemption under Section 3.02 hereof and ending at the close of business on the day of selection or (B) so selected for redemption in whole or in part, except the unredeemed portion of any such Note being redeemed in part.

(g)   Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium and Additional Interest, if any) and interest on such Note and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(h)   Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(i)   At the option of the Holder, Notes may be exchanged for other Notes of the same Type and of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.06 hereof.

(j)   Any Holder of a Global Note shall by acceptance of such Global Note, agree that transfers of beneficial interest in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(k)   All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.10 to effect a registration of transfer or exchange may be submitted by facsimile.

SECTION 2.11.   Replacement Notes.   If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note of the same Type if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.12.   Outstanding Notes.   The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.12 as not outstanding. Except as set forth in Section 2.13 hereof, a Note does not cease to be outstanding because the Issuer, a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.11 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If an Increasing Rate Note is exchanged for a Fixed Rate Note in accordance with the terms of this Indenture, then such Increasing Rate Note ceases to be outstanding (except for accrued and unpaid interest pursuant to Section 2.02(e) hereof, which shall be included in the applicable Fixed Rate Note).

If the Paying Agent (other than the Issuer, a Guarantor or an Affiliate of the Issuer or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.13.   Treasury Notes.   In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, a Guarantor or by any Affiliate of the Issuer or a Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer, a Guarantor or any obligor upon the Notes or any Affiliate of the Issuer, a Guarantor or of such other obligor.

SECTION 2.14.   Temporary Notes.   Until certificates representing Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate Definitive Notes in exchange for temporary Notes without charge to the Holder.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.15.   Cancellation.   The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.16.   Defaulted Interest.   If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.16. The Trustee shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than five (5) days prior to the related payment date for such defaulted interest (or such shorter period as is acceptable to the Trustee). The Trustee shall promptly notify the Issuer of any such special record date. At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.16 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.17.   Record Date.   Unless otherwise set forth in this Indenture, the record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided in the Trust Indenture Act Section 316(c).

SECTION 2.18.   CUSIP/ISIN Numbers.   The Issuer in issuing the Notes shall use commercially reasonable efforts to use CUSIP and ISIN numbers (in each case, if then generally in use) and use commercially reasonable efforts to obtain the same “CUSIP” number for all Increasing Rate Notes and the same “CUSIP” number for all Fixed Rate Notes that bear the same rate of interest due on the same payment date, and the Trustee shall use CUSIP and ISIN numbers in notices of redemption or exchange as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

SECTION 2.19.   Calculation of Principal Amount of Notes.   The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.12 and Section 2.13 of this Indenture. Any such calculation made pursuant to this Section 2.19 shall be made by the Issuer and delivered to the Trustee pursuant to an Officers’ Certificate.

SECTION 2.20.   Effectiveness of Indenture.   For the avoidance of doubt, all parties hereto hereby agree that the terms and provisions of this Indenture shall be effective and applicable as of the Conversion Date and at all times thereafter until the time at which no Loans and no Notes are outstanding.

ARTICLE III

REDEMPTION

SECTION 3.01.   Notices to Trustee.   If the Issuer elects or is required to redeem Notes pursuant to Section 3.07 or Section 3.08 hereof, it shall furnish to the Trustee, at least fifteen (15) Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 hereof but not more than 60 days before a Redemption Date, an Officers’ Certificate of the Issuer setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed, (iv) the redemption price and (v) the Type of Note to be redeemed.

If the Issuer is required to make an Offer to Purchase Notes pursuant to Section 4.10 or 4.14 hereof, it shall furnish to the Trustee, at least 15 days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 hereof (or such shorter period as is acceptable to the Trustee) but not more than 60 days before a Redemption Date, an Officers’ Certificate of the Issuer setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the terms of the offer, (iii) the principal amount of Notes to be purchased, (iv) the purchase price and (v) the purchase date and further setting forth a statement to the effect that (a) the Issuer or one of its Subsidiaries has effected an Asset Sale and there are Excess Proceeds aggregating more than $25,000,000 or (b) a Change of Control has occurred, as applicable.

SECTION 3.02.   Selection of Notes to Be Redeemed.   If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed (i) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed; or (ii) if the Notes are not listed on any national securities exchange, on a pro rata basis among those to be redeemed to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method the Trustee shall deem fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes of less than $2,000 can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000 shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03.  Notice of Redemption.  Except as otherwise provided herein, the Issuer shall mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XII hereof.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the Redemption Price;

(c) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes of the same Type and in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d) the name, telephone number and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) the CUSIP and ISIN number, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP and ISIN number that is listed in such notice or printed on the Notes.

In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date as stated in such notice, or by the redemption date as so delayed.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least fifteen (15) Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate of the Issuer requesting that the Trustee give such notice and setting forth the form of such notice and the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04.  Effect of Notice of Redemption.  Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price, subject to the satisfaction of any conditions precedent provided in such notice. The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

SECTION 3.05.  Deposit of Redemption Price.

(a) Prior to 11:00 a.m. (New York City time) on the Redemption Date or the date on which the Notes must be accepted for purchase pursuant to Section 4.10 or 4.14 hereof, the Issuer shall deposit with the Trustee or with the Paying Agent (or, if the Issuer is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price or Purchase Price, as the case may be, of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the Redemption Price of (including any applicable premium), and accrued and unpaid interest and Additional Interest, if any, on, all Notes to be redeemed or purchased.

(b) If the Issuer complies with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in an Asset Sale Offer or Change of Control Offer (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest and Additional Interest, if any, to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or purchase date, as applicable, until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date or purchase date, as applicable, not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof. If any Note called for redemption or tendered in an Asset Sale Offer or Change of Control Offer shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest and Additional Interest, if any, shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal.

SECTION 3.06.  Notes Redeemed in Part.  Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate, upon receipt of an Authentication Order, for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note, and of the same Type as the Note, surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

SECTION 3.07.  Optional Redemption.

(a) The Issuer may, at its option, redeem the Notes (other than any Fixed Rate Notes that are then non-callable pursuant to Section 2.02(d) hereof), in whole or in part, at any time, at (i) in the case of Increasing Rate Notes, par plus accrued and unpaid interest to the date of redemption and (ii) in the case of Fixed Rate Notes that are then callable pursuant to Section 2.02(d) hereof, at a price equal to 100% of its principal amount plus accrued and unpaid interest plus a premium equal to one half of the coupon then in effect on such Fixed Rate Note, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero on the date that is two years prior to the Maturity Date; provided that in the event of an optional redemption pursuant to this Section 3.07(a), the Increasing Rate Notes and callable Fixed Rate Notes, in each case to be redeemed pursuant to this Section 3.07(a), shall be redeemed ratably with prepayments of any outstanding Loans in accordance with the terms of the Senior Subordinated Bridge Loan Agreement.

(b) Notwithstanding Section 2.02(d) hereof, at any time prior to October 15, 2012, the Issuer may redeem all or a part of the Fixed Rate Notes, upon notice in accordance with Section 3.03 hereof, at a redemption price equal to 100% of the principal amount of such Fixed Rate Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided that, in the event of a redemption pursuant to this Section 3.07(b), the Loans shall be prepaid ratably in accordance with the terms of the Senior Bridge Loan Agreement with the redemption of the Fixed Rate Notes redeemed pursuant to this Section 3.07(b).

(c) Notwithstanding Section 2.02(d) hereof, until October 15, 2010, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of Fixed Rate Notes issued by it at a redemption price equal to par plus the then applicable coupon with respect to each such Fixed Rate Note, plus accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, subject to the right of Holders of Fixed Rate Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by it from one or more Equity Offerings; provided that (i) at least 65% of the aggregate principal amount of Fixed Rate Notes issued under this Indenture after the Conversion Date remain outstanding immediately after the occurrence of each such redemption (excluding Fixed Rate Notes held by Parent and its Affiliates); and (ii) each such redemption occurs within 90 days of the date of closing of each such Equity Offering; provided further that, in the event of a redemption pursuant to this Section 3.07(c), the Loans shall be prepaid ratably in accordance with the terms of the Senior Bridge Loan Agreement with the redemption of the Fixed Rate Notes pursuant to this Section 3.07(c).

If any Notes are listed on a securities exchange, and to the extent required by such securities exchange, the Issuer shall notify the securities exchange of any such notice of redemption. In addition, the Issuer shall notify the securities exchange of the principal amount of any Notes outstanding following any partial redemption of the Notes.

(d) Except pursuant to clause (b) or (c) of this Section 3.07, the Fixed Rate Notes will not be redeemable at the Issuer’s option prior to October 15, 2012.

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(f) Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

(g) If the Issuer shall optionally prepay any Loans pursuant to the terms of the Senior Subordinated Bridge Loan Agreement, then the Issuer shall, simultaneously therewith, redeem the Notes (other than any Fixed Rate Notes that are then non-callable pursuant to Section 2.02(d) hereof or callable at a price other than par pursuant to Section 3.07(a)(ii)) hereof on a pro rata basis with the Loans so prepaid at par plus accrued and unpaid interest to the date of redemption.

SECTION 3.08.  Mandatory Redemption.  Except as set forth under Sections 3.09, 4.10 and 4.14 hereof, the Issuer shall not be required to make mandatory redemption payments with respect to the Notes.

SECTION 3.09.  Offer to Purchase.  In the event that the Issuer shall be required to commence an Offer to Purchase pursuant to an Asset Sale Offer or a Change of Control Offer, the Issuer shall follow the procedures specified below.

On the Purchase Date, the Issuer shall purchase the aggregate principal amount of Notes required to be purchased pursuant to Section 4.10 hereof or Section 4.14 hereof (the “Offer Amount”), or if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest and Additional Interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest, if any, shall be payable to the Holders who tender Notes pursuant to the Offer to Purchase. The Issuer shall notify the Trustee in writing at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuer’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

On or before 11:00 a.m. (New York City time) on each Purchase Date, the Issuer shall irrevocably deposit with the Paying Agent (other than the Issuer) in immediately available funds the aggregate purchase price equal to the Offer Amount, together with accrued and unpaid interest, if any, thereon, to be held for payment in accordance with the terms of this Section 3.09. On the Purchase Date, the Issuer shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, (ii) deliver or cause the Paying Agent or Depository, as the case may be, to deliver to the Trustee Notes so accepted and (iii) deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09. The Issuer, the Depository or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, plus any accrued and unpaid interest and Additional Interest, if any, thereon, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book entry) at the expense of the Issuer such new Note to such Holder, equal in principal amount to any unpurchased portion of such Holder’s Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce in a newspaper of general circulation or in a press release provided to a nationally recognized financial wire service the results of the Offer to Purchase on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE IV

COVENANTS

SECTION 4.01.  Payment of Notes.  The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Interest, if any, shall be considered paid on the date due if the Paying Agent, if other than the Issuer, a Guarantor or an Affiliate of the Issuer or a Guarantor, holds as of 11:00 a.m. (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest and Additional Interest, if any, then due. The Issuer shall pay all Additional Interest, if any, in the same manner on the dates and amounts set forth in the Registration Rights Agreement; provided, however, the Issuer shall deliver an Officers’ Certificate to the Trustee stating that Additional Interest is due and stating the amount of such Additional Interest on $1,000 aggregate principal amount of Notes to the Trustee no later than the Record Date of such payment. Unless and until the Trustee receives an Officers’ Certificate stating that Additional Interest is due and payable, the Trustee is entitled to assume no Additional Interest is due.

If all or any portion of (a) the principal amount of any Note or (b) any interest payable thereon shall not be paid when due (including post-petition interest in any proceeding under any Bankruptcy Law and including amounts due at the Maturity Date, by acceleration or otherwise), such Note shall, without limiting the rights of the Holders, bear interest at a rate per annum that is 2% above the rate otherwise applicable to such Note from the date of such nonpayment until the amount not so paid is paid in full (both before and after judgment). For the avoidance of doubt, the interest rate applicable to overdue principal shall equal the then applicable interest rate on the Notes plus the additional 2% referred to in the immediately preceding sentence, pursuant to the terms of such sentence. Notwithstanding anything to the contrary set forth herein, in no event shall the Total Cap limit or affect the Issuer’s obligation to pay interest on overdue amounts at the rate required to be paid by this Section 4.01.

SECTION 4.02.  Maintenance of Office or Agency.  The Issuer shall maintain the offices or agencies in the Borough of Manhattan, the City and State of New York (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) required under Section 2.07 hereof where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain such offices or agencies in the Borough of Manhattan, the City and State of New York required by Section 2.07 hereof for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.07 hereof.

SECTION 4.03.  Reports and Other Information.  Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), the Issuer will furnish to the Trustee, without cost to the Trustee (who, at the Issuer’s expense, will furnish to the Holders), within the time periods specified in the Commission’s rules and regulations for a filer that is a “non-accelerated filer”, from and after the Conversion Date:

(1)     substantially the same quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if the Issuer were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2)     substantially the same current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports.

In addition, whether or not required by the Commission, after the consummation of the Registered Exchange Offer or the effectiveness of a Shelf Registration Statement, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) for a filer that is a “non-accelerated filer” (as defined in such rules and regulations) and make such information available to securities analysts and prospective investors upon request. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured; provided, that such cure shall not otherwise affect the rights of the Holders pursuant to Article VI if holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders of the Notes and to securities analysts and prospective investors in the Notes that are “qualified institutional buyers” within the meaning of Rule 144A and certify their status as to the Issuer, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time any direct or indirect parent company (other than Parent) becomes a Guarantor (there being no obligation of any such parent company to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer or any other direct or indirect parent of the Issuer (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders of the Notes pursuant to this Section 4.03 may, at the option of the Issuer, be filed by and be those of such parent Issuer rather than the Issuer; provided that the same are accompanied by consolidating information as required by Rule 3-10 of Regulation S-X (or any successor provision) that explains in reasonable detail the differences between the information relating to Parent and such other parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, the requirement to provide the information and reports referred to in clause (1) above shall be deemed satisfied prior to the commencement of the Registered Exchange Offer or the effectiveness of a Shelf Registration Statement relating to the registration of the Notes under the Securities Act by the filing with the Commission of a registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act within the timeframes required by the Registration Rights Agreement.

The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provisions of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein. The Trustee is entitled to assume such compliance and correctness unless a Responsible Officer of the Trustee is informed otherwise.

SECTION 4.04.  Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Conversion Date, an Officers’ Certificate stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that, to the best of his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest or Additional Interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

(b) When any Default or Event of Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default or Event of Default, the Issuer shall promptly (which shall be no more than five (5) Business Days after becoming aware of such Default or Event of Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officers’ Certificate specifying such Default or Event of Default (unless such Default or Event of Default has been cured prior to such time) and what action the Issuer is taking or proposes to take with respect thereto.

(c) Except with respect to receipt of payments of principal and interest on the Notes and any Default or Event of Default information contained in the Officers’ Certificate delivered to it pursuant to this Section 4.04, the Trustee shall have no duty to review, ascertain or confirm the Issuer’s compliance with, or the breach of, any representation, warranty or covenant made in this Indenture.

SECTION 4.05.  Taxes.  The Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, charges, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.06.  Stay, Extension and Usury Laws.  The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07.  Limitation on Restricted Payments.  The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (i) dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (ii) dividends or distributions by a Restricted Subsidiary payable to the Issuer or any other Restricted Subsidiary or (iii), in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that the Issuer or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (7) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (11), (13), (14), (15), (16) and (17) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of:

(a)     50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from October 1, 2007 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b)     100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Issuer, of property and marketable securities received by the Issuer after the Closing Date from the issue or sale of (x) Equity Interests of the Issuer (including Retired Capital Stock (as defined below) but excluding (i) cash proceeds received from the sale of Equity Interests of the Issuer and, to the extent actually contributed to the Issuer, Equity Interests of any direct or indirect parent company of the Issuer to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Subsidiaries of the Issuer after the Closing Date, in each case to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock, (iv) the Cash Contribution Amount and (v) Disqualified Stock) or (y) debt securities of the Issuer that have been converted into or exchanged for Equity Interests of the Issuer (other than Refunding Capital Stock or Equity Interests or convertible debt securities of Parent or any other direct or indirect parent company sold to a Restricted Subsidiary or Parent and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(c)     100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Issuer, of property and marketable securities contributed to the capital of the Issuer after the Closing Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and (vii) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(d)     to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Issuer, of property and marketable securities received after the Closing Date by means of (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or interest, return, profits, distribution, income or similar amounts in respect of, Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Issuer or its Restricted Subsidiaries or (B) the sale (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or other distribution from an Unrestricted Subsidiary, plus

(e)     in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of the Issuer in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1)     the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;

(2)     (A) the redemption, prepayment repurchase, retirement or other acquisition of any Equity Interests of the Issuer or any direct or indirect parent of the Issuer (“Retired Capital Stock”) or Subordinated Indebtedness in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuer) of Equity Interests of the Issuer or contributions to the equity capital of the Issuer (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

(3)     the redemption, prepayment, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with Section 4.09 hereof so long as (A) such new Indebtedness is subordinated to the Notes and any Guarantees thereof at least to the same extent as such Subordinated Indebtedness so prepaid, redeemed, repurchased, acquired or retired, (B) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so prepaid, redeemed, repurchased, acquired or retired, (C) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so prepaid, redeemed, repurchased, acquired or retired and (D) the principal amount, including any accrued and unpaid interest, of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of such Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing such Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(4)     a Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any Subsidiary or any of its direct or indirect parent companies (or their permitted transferees, assigns, estates or heirs) pursuant to the Krasny Plan, any management unit purchase agreement, management equity plan or stock option plan or any other management or employee benefit agreement, agreement or arrangement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition or retirement), provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year (x) on or prior to December 31, 2008, $40,000,000 and (y) thereafter, $50,000,000 (which, in either case, shall increase to $70,000,000 subsequent to the consummation of an underwritten Equity Offering by the Issuer or any direct or indirect parent company of the Issuer) with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $70,000,000 in any calendar year (which shall increase to $90,000,000 subsequent to the consummation of an underwritten Equity Offering by the Issuer or any direct or indirect parent company of the Issuer); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of its direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date plus (B) the cash proceeds of “key man” life insurance policies received by the Issuer or its Restricted Subsidiaries after the Closing Date (provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

(5)     the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued or incurred in accordance with Section 4.09 hereof to the extent such dividends are included in the definition of “Fixed Charges” for such entity;

(6)     the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date and the declaration and payment of dividends to any direct or indirect parent company of the Issuer the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Issuer issued after the Closing Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date;

(7)     repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8)     the payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent company of the Issuer, as the case may be, to fund the payment by any such parent company of the Issuer of dividends on such entity’s common stock) following the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent companies after the Closing Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer after the Closing Date in any such public offering, other than public offerings of common stock of the Issuer (or any direct or indirect parent company of the Issuer) registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)     Investments that are made with Excluded Contributions;

(10)     other Restricted Payments after the Closing Date in an aggregate amount not to exceed the greater of: (i) $75,000,000; and (ii) 1.0% of Total Assets;

(11)     distributions or payments of Receivables Fees and purchase of any assets in connection with a Receivables Facility made in the ordinary course of business by the applicable Receivables Subsidiary;

(12)     the repurchase, prepayment, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described in Sections 3.09, 4.10 and 4.14 hereof; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by Holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(13)     the declaration and payment of dividends or the payment of other distributions by the Issuer to, or the making of loans or advances to, any of their respective direct or indirect parents or the equity interest holders thereof in amounts required for any direct or indirect parent companies or the equity interest holders thereof to pay, in each case without duplication,

(i)     franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(ii)     federal, foreign, state and local income or franchise taxes (or any alternative tax in lieu thereof); provided, that, in each fiscal year, the amount of such payments shall be equal to the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year;

(iii)     customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer and any payroll, social security or similar taxes thereof to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are reasonably attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(iv)     general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(v)     amounts payable to the Sponsor pursuant to the Sponsor Management Agreement as in effect on the Closing Date;

(vi)     fees and expenses other than to Affiliates of the Issuer related to (1) any equity or debt offering of such parent entity (whether or not successful), (2) any Investment otherwise permitted under this section (whether or not successful) and (3) any transaction of the type described in under Section 5.01 hereof;

(vii)     cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any direct or indirect parent company of the Issuer;

(viii)     amounts to finance Investments otherwise permitted to be made pursuant to this Indenture; provided, that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (y) the merger of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.01 hereof) in order to consummate such Investment; (3) such direct or indirect parent company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction, (4) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (3) of the first paragraph of this Section 4.07 and (5) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary by another paragraph of this paragraph (other than pursuant to clause (9) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (11) thereof);

(ix)     reasonable and customary fees payable to any directors of any direct or indirect parent of the Issuer and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent of the Issuer in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(x)     reasonable and customary indemnities to directors, officers and employee of any direct or indirect parent of the Issuer in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(14)     cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 4.07 (as determined in good faith by the Board of Directors of the Issuer);

(15)     distributions, by dividends or otherwise, of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(16)     cash dividends or other distributions on the Issuer’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans the proceeds of which will be used to, fund the payment of fees and expenses, including any severance and indemnification obligations or deferred compensation, incurred in connection with the Transactions or this offering, in each case to the extent permitted (to the extent applicable) by Section 4.11 hereof;

(17)     any Restricted Payment used to fund (A) the Transactions and the fees and expenses related thereto, including the payment of up to $53,000,000 to participants in the Krasny Plan within 60 days of the Closing Date, (B) the repurchase, redemption, defeasance or other acquisition or retirement for value of any existing Equity Interests of the Issuer in connection with the Transactions in an amount not to exceed $350,000,000 within 10 Business Days after the Closing Date and (C) the payment of fees and expenses related thereto;

(18)     Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, without giving effect to any distribution pursuant to clause (15) of this paragraph or the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $75,000,000 at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(19)     payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole that complies with the terms of this Indenture, including Section 5.01 hereof; and

(20)     in connection with the operation of the Krasny Plan, (i) tax withholding payments made in cash to the IRS in connection with in-kind withholding for payments to participants in Equity Interests of any indirect or direct parent of the Issuer and (ii) payments made in cash to the Circle of Service Foundation, Inc. representing the amount of the net tax benefit to the Issuer as a result of the implementation and continuing operation of the Krasny Plan;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (8), (10), (12) and (13)(v) and (vi) above, no default which, with the passage of time would be an Event of Default, or an Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.07 will be determined in good faith by the Board of Directors of the Issuer.

As of the Closing Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this Section 4.07 or the definition of “Permitted Investments” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants of this Indenture.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this Section 4.07 may be in the form of a loan.

SECTION 4.08.  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.  The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1)     pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2)     make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)     sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)     contractual encumbrances or restrictions in effect (x) pursuant to the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the Revolving Credit Facility, the Senior Secured Term Loan or related documents as in effect on the Closing Date or (y) on the Closing Date, including, without limitation, pursuant to Indebtedness in existence on the Closing Date;

(2)     (x) this Indenture, the Notes and the Guarantees (including any Registered Exchange Notes with respect to the Initial Notes and related exchange Guarantees) and (y) the Senior Note Indenture, the Senior Notes and the Senior Note Guarantees (including any notes to be issued in exchange for Senior Notes pursuant to the Senior Registration Rights Agreement and related exchange guarantees);

(3)     purchase money obligations or other obligations described in clause (4) of the second paragraph of Section 4.09 hereof that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this Section 4.08 on the property so acquired;

(4)     applicable law or any applicable rule, regulation or order;

(5)     any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)     contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7)     Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.09 and 4.12 hereof that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8)     restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)     other Indebtedness or Preferred Stock of any Restricted Subsidiary (i) that is a Guarantor that is incurred subsequent to the Closing Date pursuant to Section 4.09 hereof or (ii) that is incurred by a Foreign Subsidiary of the Issuer subsequent to the Closing Date pursuant to Section 4.09 hereof, provided, that the terms of such agreements are not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those in the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the Revolving Credit Facility, the Senior Secured Term Loan, the Senior Note Indenture or this Indenture on the Closing Date;

(10)     customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11)     customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(12)     restrictions and conditions by the terms of the documentation governing any Receivables Facility that in the good faith determination of the Issuer are necessary or advisable to effect such Receivables Facility;

(13)     negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under this Indenture; and

(14)     any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph of this Section 4.08 hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Issuer, not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in such predecessor agreements and do not affect the Issuer’s and Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Notes, in each case as and when due; provided further, however, that with respect to agreements existing on the Closing Date, any refinancings or amendments thereof contain such encumbrances or restrictions that are not materially less favorable to the Holders of the Notes than the encumbrances or restrictions contained in such agreements as in effect on the Closing Date.

SECTION 4.09.  Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.  The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and issue Preferred Stock if the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries (on a consolidated basis) for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided further, that any incurrence of Indebtedness or issuance of Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this paragraph is subject to the limitations of set forth in the sixth paragraph of this Section 4.09.

The first paragraph of this Section 4.09 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)     (w) the incurrence by the Issuer or a Restricted Subsidiary of Indebtedness pursuant to the Senior Bridge Loan Agreement by the Issuer or any Restricted Subsidiary; provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (w) and then outstanding does not exceed $1,190,000,000 less all principal payments with respect to such Indebtedness made following the Closing Date, (x) the incurrence by the Issuer or a Restricted Subsidiary of Indebtedness pursuant to the Senior Subordinated Bridge Loan Agreement by the Issuer or any Restricted Subsidiary; provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (x) and then outstanding does not exceed $750,000,000 less all principal payments with respect to such Indebtedness made following the Closing Date, (y) the incurrence by the Issuer or a Restricted Subsidiary of Indebtedness pursuant to the Revolving Credit Facility by the Issuer or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (y) and then outstanding does not exceed the greater of (A) $900,000,000 less all principal payments with respect to such Indebtedness made following the Closing Date pursuant to clause (1) of the third paragraph under Section 4.10 hereof, less the aggregate principal amount of outstanding obligations under or in respect of any Receivables Subsidiary and (B) (i) 85% of the book value of accounts receivable of the Issuer and its Restricted Subsidiaries plus (ii) 65% of the book value of the inventory of the Issuer and its Restricted Subsidiaries and (z) the incurrence by the Issuer or a Restricted Subsidiary of Indebtedness pursuant to the Senior Secured Term Loan by the Issuer or any Restricted Subsidiary; provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (z) and then outstanding does not exceed $2,700,000,000 less all principal payments with respect to such Indebtedness made following the Closing Date pursuant to clause (1) of the third paragraph under Section 4.10 hereof;

(2)     (x) the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Initial Notes (including any Guarantee thereof) and any Registered Exchange Notes to be issued in exchange for the Initial Notes (including any Guarantee thereof) pursuant to the Registration Rights

Agreement and (y) the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Senior Notes (including any Senior Note Guarantees thereof) and any notes to be issued in exchange for the Senior Notes (including any related guarantee thereof) pursuant to the Senior Registration Rights Agreement;

(3)     any Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clauses (1) or (2) above);

(4)     Indebtedness (including Capitalized Lease Obligations) incurred by the Issuer or any Restricted Subsidiary to finance the purchase, construction, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4) does not exceed $50,000,000 at any time outstanding so long as such Indebtedness exists at the date of such purchase, construction, lease or improvement or is created within 270 days thereafter;

(5)     Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, or letters of credit in the nature of security deposit (or similar deposit or security) given to a lessor under an operating lease of real property under which such Person is a lessee; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;

(6)     Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet (other than by application of Interpretation Number 45 of the Financial Accounting Standards Board (commonly known as FIN 45) as a result of an amendment to an obligation in existence on the Closing Date) of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)) and (B) in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer and any Restricted Subsidiaries in connection with such disposition;

(7)     Indebtedness of the Issuer owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Issuer or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to constitute the incurrence of such Indebtedness not permitted by this clause (7) and (B) if the Issuer or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Issuer or such Guarantor with respect to the Notes;

(8)     shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9)     Hedging Obligations of the Issuer or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(10)     obligations in respect of customs, stay, bid, appeal, performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature provided by the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(11)     Indebtedness of the Issuer or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11) does not at any one time outstanding exceed $150,000,000; provided that any Indebtedness or Preferred Stock incurred pursuant to this clause (11) shall cease to be deemed incurred or outstanding for purposes of this clause (11) but shall be deemed incurred and outstanding for the purposes of the first paragraph of this Section 4.09 from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this Section 4.09 without reliance on this clause;

(12)     (x) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by such Restricted Subsidiary is permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary or the Issuer, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, and (y) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of the Issuer incurred in accordance with the terms of this Indenture;

(13)     the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund, replace or refinance any Indebtedness incurred as permitted under the first paragraph of this Section 4.09 and clauses (2) and (4) above, this clause (13) and clause (14) and (19) below or any Indebtedness issued to so refund, replace or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced, and (y) 90 days after the Stated Maturity of any Notes then outstanding, (B) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness or Indebtedness pari passu to the Notes or the Guarantees, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or

Preferred Stock of the Issuer or a Guarantor or (y) Indebtedness or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, and (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced or refinanced (including any premium, expenses, costs and fees incurred in connection with such refund, replacement or refinancing);

(14)     (i) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by, the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture or (ii) Indebtedness of the Issuer or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Issuer or such Restricted Subsidiary of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided, that after giving pro forma effect to such incurrence of Indebtedness (x) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this Section 4.09 or (y) the Fixed Charge Coverage Ratio would be equal to or greater than the Fixed Charge Coverage Ratio immediately prior to such acquisition;

(15)     Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two (2) Business Days of its incurrence;

(16)     Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Revolving Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

(17)     Indebtedness incurred by a Receivables Subsidiary in connection with a Receivables Facility that is not recourse to the Issuer or any of its Restricted Subsidiaries, other than a Receivables Subsidiary (except for Standard Receivables Undertakings);

(18)     Indebtedness consisting of promissory notes issued by the Issuer or any Guarantor to current or former officers, directors, consultants and employees, their respective estates, spouses, former spouses, heirs or family members to finance the purchase or redemption of Equity Interests of Issuer or any of its direct or indirect parent companies permitted by Section 4.07 hereof;

(19)     Contribution Indebtedness (it being understood that any Contribution Indebtedness issued pursuant to this clause (19) shall cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred for the purposes of the first paragraph of this Section 4.09 hereof from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Contribution Indebtedness under the first paragraph of this Section 4.09 hereof without reliance on this clause (19));

(20)     Indebtedness of the Issuer or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes as described in Article VIII hereof;

(21)     Indebtedness of the Issuer or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(22)     cash management obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements;

(23)     Indebtedness representing deferred compensation to employees of the Issuer or any Restricted Subsidiary incurred in the ordinary course of business; and

(24)     Indebtedness under (x) the Existing Inventory Financing Agreements and (y) other inventory financing agreements which, when aggregated with the principal amount of all other Indebtedness outstanding and incurred pursuant to clause (x) and this clause (y), does not at any one time outstanding exceed $400,000,000.

For purposes of determining compliance with this Section 4.09 in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.09, the Issuer will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this Section 4.09, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness or Preferred Stock will not be deemed to be an incurrence of Indebtedness or Preferred Stock for purposes of this Section 4.09 and Section 4.12 hereof. Notwithstanding the foregoing, Indebtedness under the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the Revolving Credit Facility and the Senior Secured Term Loan outstanding on the Closing Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt” and any such Indebtedness that was outstanding under the Revolving Credit Facility as of the Closing Date may not later be reclassified. Additionally, all or any portion of any other item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this Section 4.09 or under any category of Permitted Debt described in clauses (1) through (24) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may incur pursuant to this Section 4.09 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Notwithstanding anything to the contrary contained in the first paragraph of this Section 4.09 or in the definition of Permitted Debt, no Restricted Subsidiary of the Issuer that is not a subsidiary Guarantor shall incur any Indebtedness or issue any Preferred Stock in reliance on the first paragraph of this Section 4.09 or clause (14) of the definition of Permitted Debt (the “Limited Non-Guarantor Debt Exceptions”) if the amount of such Indebtedness or Preferred Stock, when aggregated with the amount of all other Indebtedness or Preferred Stock outstanding under such Limited Non-Guarantor Debt Exceptions, together with any Refinancing Indebtedness in respect thereof, would exceed the greater of (i) $100,000,000 and (ii) 5.0% of Total Net Tangible Assets of the Issuer’s Subsidiaries; provided, that in no event shall any Indebtedness or Preferred Stock of any Restricted Subsidiary that is not a Guarantor (x) existing at the time it became a Restricted Subsidiary or (y) assumed in connection with any acquisition, merger or acquisition of minority interests of a non-Wholly Owned Subsidiary (and in the case of clauses (x) and (y), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Non-Guarantor Debt Exceptions for purposes of this paragraph.

SECTION 4.10.  Asset Sales.  The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)     the Issuer (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)     at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (2) above, the amount of (i) any liabilities other than contingent liabilities (as shown on the Issuer’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which the Issuer and all Restricted Subsidiaries have been validly released by the applicable creditor(s) in writing, (ii) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, (iii) any assets described in clauses (2) or (3) below, and (iv) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $75,000,000 and (y) an amount equal to 2% of Total Assets of the Issuer on the date on which such Designated Non-cash Consideration is received (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or such Restricted Subsidiary, as the case may be, may

(a)     apply those Net Proceeds at its option:

(1)     (i) to reduce or fulfill Obligations under Senior Indebtedness of the Issuer or any Restricted Subsidiary, (ii) to reduce Obligations under Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Issuer or another Restricted Subsidiary) or (iii) to reduce or fulfill Obligations under Senior Subordinated Pari Passu Indebtedness (provided that if the Issuer or any Guarantor shall so reduce Obligations under unsecured Senior Subordinated Pari Passu Indebtedness, the

Issuer will equally and ratably reduce Obligations under the Notes as provided under Section 3.07 hereof through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, the pro rata principal amount of Notes, other than Indebtedness owed to Parent or any Restricted Subsidiary;

(2)     to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other non-current assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3)     to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale; or

(b)     enter into a binding commitment to apply the Net Proceeds pursuant to clause (a)(1), (2) or (3) above, provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365 day period

Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds”; provided that if during such 365-day period the Issuer or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) of the immediately preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $25,000,000, the Issuer or the applicable Restricted Subsidiary will make an offer (an “Asset Sale Offer”) to all Holders of Notes and Indebtedness that ranks pari passu with the Notes and contains provisions similar to those set forth in this Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Notes and such other Indebtedness that ranks pari passu with the Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Issuer or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer or the applicable Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer or the applicable Restricted Subsidiary will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuer or the applicable Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such conflict.

SECTION 4.11.  Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10,000,000, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or Restricted Subsidiary with an unrelated Person; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25,000,000, a majority of the Board of Directors of the Issuer (and, if any, a majority of the disinterested members of the Board of Directors of the Issuer with respect to such Affiliate Transaction) have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board Resolution.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transaction with the Issuer, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2) Restricted Payments and Permitted Investments permitted by this Indenture;

(3) the payment to the Sponsors and any of their respective officers or Affiliates by the Issuer or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination or indemnification payments and related reasonable expenses pursuant to the Management Agreement and as in effect on the Closing Date or any amendment thereto (so long as any such amendment (x) does not increase the amount of fees payable to the Sponsors and (y) is not, taken as a whole, less advantageous to the Holders of the Notes in any material respect than the Management Agreement) or other agreements as in effect on the Closing Date that are entered into in connection with the Transactions and as in effect on the Closing Date or any amendment thereto (so long as any such amendment is not, taken as a whole, less advantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the Closing Date);

(4) payments in respect of employment, severance and any other compensation arrangements with, and fees and expenses paid to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent companies, or any Restricted Subsidiary, in the ordinary course of business and made in good faith by the Board of Directors of the Issuer or senior management thereof;

(5) payments made by the Issuer or any Restricted Subsidiary to the Sponsors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by majority of the Board of Directors of the Issuer (and, if any, a majority of the disinterested members of the Board of Directors of the Issuer with respect to such Affiliate Transaction) in good faith;

(6) transactions in which the Issuer or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of this first paragraph of this Section 4.11;

(7) payments or loans (or cancellations of loans) to employees or consultants of the Issuer or any of its direct or indirect parent companies or any Restricted Subsidiary which are approved by the Board of Directors of the Issuer in good faith and which are otherwise permitted under this Indenture;

(8) payments made or performance under any agreement as in effect on the Closing Date (other than the Management Agreement (which are permitted under clause (3) of the second paragraph of this Section 4.11), but including, without limitation, each of the other agreements entered into in connection with the Transactions) that are disclosed in Schedule I hereto, including with additional parties that may be added subsequent to the Closing Date and any amendment thereto to the extent such an amendment is not adverse to the interests of the Holders of the Notes in any material respect;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including Parent and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Issuer or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(10) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder, any director, officer, employee or consultant of the Issuer or its Subsidiaries or any other Affiliates of the Issuer (other than a Subsidiary);

(11) any transaction permitted by Section 5.01 hereof;

(12) any transaction with a Receivables Subsidiary effected as part of a Receivables Facility;

(13) the Transactions and the payment of the Transaction Expenses;

(14) payments by the Issuer and its Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements among Parent and its subsidiaries on customary terms (including, without limitation, transfer pricing initiatives); and

(15) transactions among Foreign Subsidiaries for tax planning and tax efficiency purposes.

SECTION 4.12.  Liens.  The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Issuer or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien. Any Lien that is granted to secure the Notes or the Guarantees under this Section 4.12 shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Guarantee under this Section 4.12.

SECTION 4.13.  Issuer Existence.  Subject to Section 4.14 hereof and Article V hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its company existence, and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries (other than the Issuer), if the Board of Directors of the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.14.  Offer to Repurchase Upon Change of Control.  If a Change of Control occurs, unless the Issuer at such time has given notice of redemption under Section 3.07 hereof with respect to all outstanding Notes, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in this Indenture. In the Change of Control Offer, the Issuer will offer a payment (a “Change of Control Payment”) in cash equal to (i) 101% of the aggregate principal amount of the Fixed Rate Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Fixed Rate Notes repurchased, to the date of purchase and (ii) 100% of the aggregate principal amount of the Increasing Rate Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Increasing Rate Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless the Issuer at such time has given notice of redemption under Section 3.07 hereof with respect to all outstanding Notes, or, at the Issuer’s option and as set forth below, in advance of a Change of Control, the Issuer will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date of such Change of Control Payment specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to Section 3.09 hereof unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

SECTION 4.15.  Additional Guarantees.  After the Closing Date, the Issuer shall cause (i) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness in excess of $25,000,000 (other than Indebtedness permitted to be incurred pursuant to clauses (5), (6), (7), (8), (9), (10) and (15) of the second paragraph of Section 4.09 hereof) and (ii) each Restricted Subsidiary that guarantees any Indebtedness of the Issuer or any of the Guarantors, in each case, within ten (10) Business Days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee, together with an Opinion of Counsel, pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes and all other obligations under this Indenture on the same terms and conditions as those set forth in this Indenture.

SECTION 4.16.  Limitation on Payments for Consent.  The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.17.  Limitation on Business Activities.  The Issuer shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Issuer and its Subsidiaries taken as a whole.

SECTION 4.18.  Further Instruments and Acts.  Upon request by the Trustee, the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

SECTION 4.19.  Limitation on other Senior Subordinated Indebtedness.  The Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Debt) that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinate in right of payment to any Indebtedness of the Issuer or any such Guarantor, as the case may be, unless such Indebtedness is either (i) pari passu in right of payment with the Notes or such Guarantor’s Guarantee of the Notes, as the case may be or (ii) subordinate in right of payment to the Notes or such Guarantor’s Guarantee of the Notes, as the case may be.

SECTION 4.20.  No Amendment to Subordination Provision.  Without the consent of the Holders of a majority of the Indebtedness in respect of the Revolving Credit Facility, the Senior Secured Term Loan and the Senior Bridge Loan Agreement and the Holders of a majority of the principal amount of the outstanding Senior Notes, the Issuer shall not amend or waive any provision of Article X herein that is adverse to the holders of Senior Indebtedness.

ARTICLE V

SUCCESSORS

SECTION 5.01.  Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets the Issuer and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person unless:

(1) (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (the Issuer or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Issuer) assumes all the obligations of the Issuer under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either (i) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof or (ii) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

(5) each Guarantor (except if it is the other party to the transactions described above, in which case clause (2) above shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Notes, this Indenture and the Registration Rights Agreement.

(b) Notwithstanding the foregoing, clauses (3), (4) and (5) above will not be applicable to: (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Issuer or to another Guarantor; (b) the Issuer merging with an Affiliate solely for the purpose of reincorporating the Issuer, as the case may be, in another jurisdiction; and (c) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary; provided that if the Foreign Subsidiary so consolidating, merging or transferring all or part of its properties and assets is a Foreign Subsidiary that is a Guarantor, such Foreign Subsidiary shall, substantially simultaneously with such merger, transfer or disposition, terminate its Guarantee and otherwise be in compliance with the terms of this Indenture.

(c) For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Issuer.

(d) The predecessor company will be released from its obligations under this Indenture and the Notes and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture and the Notes, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Notes.

(e) In connection with any consolidation or merger or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer contemplated by this Section 5.01, the Issuer shall expressly assume the obligations under this Indenture and the Notes by supplemental indenture and shall execute and deliver to the Trustee a supplemental indenture, in form and substance reasonably satisfactory to the Trustee, evidencing such succession together with an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation or merger or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer contemplated by this Section 5.01 and such supplemental indenture in respect thereto complies with this Section 5.01 and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with and that such supplemental indenture constitutes the legal, valid and binding obligation of the successor entity, subject to the customary exceptions.

SECTION 5.02.  Successor Corporation Substituted.  Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer or a Guarantor in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” shall refer instead to the successor corporation and not to the Issuer), and shall exercise every right and power of, the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01.  Events of Default.  Each of the following events referred to in clause (1) through (7) inclusive of this Section 6.01 shall constitute an “Event of Default”.

(1) Non-Payment of Principal.  The Issuer defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes, whether or not such payment is prohibited by Article X;

(2) Non-Payment of Interest.  The Issuer defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days, whether or not such payment is prohibited by Article X;

(3) Specific Covenants.  The Issuer defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, this Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above), whether or not such payment is prohibited by the subordination provisions of this Indenture and such default or breach continues for a period of 60 days after the notice specified below or 90 days with respect to the covenant described under Section 4.03 hereof;

(4) Cross-Acceleration.  A default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary (other than Indebtedness owed to the Issuer or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Conversion Date, if (A) such default either (1) results from the failure to pay any principal and accrued and unpaid interest on such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal and accrued and unpaid interest on any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates in excess of $100,000,000 (or its foreign currency equivalent) or more at any one time outstanding;

(5) Judgments.  The failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $100,000,000 (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies and as to which liability coverage has not been denied by the insurance company or indemnifying party), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and non-appealable;

(6)   Invalidity of Guarantees.   The Guarantee of Parent or a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Issuer, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or Parent or any Guarantor denies or disaffirms its obligations under this Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of this Indenture; or

(7)   Insolvency and Bankruptcy Proceeding.   (i)  The Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)     commences a voluntary case,

(b)     consents to the entry of an order for relief against it in an involuntary case,

(c)     consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)     makes a general assignment for the benefit of its creditors, or

(e)     generally is not paying its debts as they become due;

(ii)     a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)     is for relief against the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b)     appoints a custodian of the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries; or

(c)     orders the liquidation of the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days.

SECTION 6.02.   Acceleration.   If an Event of Default under Section 6.01 hereof (other than an Event of Default specified in Section 6.01(7) with respect to the Issuer) shall occur and be continuing, the Trustee acting at the written direction of the Holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable provided that, so long as any Indebtedness permitted to be incurred under this Indenture as part of the Revolving Credit Facility or Senior Secured Term Loan or any series of the Senior Notes shall be outstanding, no such acceleration shall be effective until the earlier of:

(1)     acceleration of any such Indebtedness under the Revolving Credit Facility, Senior Secured Term Loan and/or the Senior Notes as applicable, and

(2)     five (5) Business Days after the giving of written notice of such acceleration to the Issuer and each Representative under the Revolving Credit Facility or Senior Secured Term Loan and the trustee under the Senior Note Indenture.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable in cash without any declaration or other act on the part of the Trustee or any Holder of the Notes. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on such Notes, have been cured or waived as provided in this Indenture.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture and its consequences:

(1)     if the rescission would not conflict with any judgment or decree;

(2)     if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)     to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)     if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)     in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(7) hereof, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

In the event of any Event of Default specified in Section 6.01(4) hereof, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

If an Event of Default specified in Section 6.01(7) hereof with respect to the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

No Holder of any Note will have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the then outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuer with the intention of avoiding payment of the premium that the Issuer would have had to pay if the Issuer then had elected to redeem the Notes pursuant to Section 3.07 hereof, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

SECTION 6.03.   Other Remedies.   If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest and Additional Interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04.   Waiver of Past Defaults.   Subject to Section 6.02 hereof, Holders of not less than a majority in aggregate principal amount of the issued and then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default under this Indenture and its consequences hereunder, except a default in the payment of the principal of, premium, if any, or interest and Additional Interest, if any, on, any Note. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05.   Control by Majority.   Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may (1) refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability if the Trustee, being advised by counsel, reasonably determines that the action or proceeding so directed may not lawfully be taken if the Trustee in good faith by its board of directors or trustees, executive committee, or a trust committee of directors or trustees and/or Responsible Officers shall determine that the action or proceeding so directed would involve the Trustee in personal liability or expense for which it is not adequately indemnified, or (2) take any other action deemed proper by the Trustee which is not inconsistent with such direction. In case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Notwithstanding any provision to the contrary in this Indenture, the Trustee is under no obligation to exercise any of its rights or powers under this Indenture at the request, order or direction of any Holder, unless such Holder shall offer to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

SECTION 6.06.   Limitation on Suits.   Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1)     such Holder has previously given the Trustee notice that an Event of Default is continuing or the Trustee receives such notice from the Issuer;

(2)     Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3)     Holders of the Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)     the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)     Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07.   Rights of Holders of Notes to Receive Payment.   Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.   Collection Suit by Trustee.   If an Event of Default specified in clauses (1) or (2) or Section 6.01 hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest and Additional Interest, if any, on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09.   Restoration of Rights and Remedies.   If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.10.   Rights and Remedies Cumulative.   Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.11 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11.   Delay or Omission Not Waiver.   No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.12.   Trustee May File Proofs of Claim.   The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes, including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13.   Application of Funds.   After the exercise of remedies provided for in Section 6.02 hereto (or after the Notes have automatically become immediately due and payable), any amounts received shall be applied by the Trustee or any Agent in the following order:

First, to payment of that portion of the Obligations under the Indenture and the Notes constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including all reasonable fees, expenses and disbursements of any law firm or other external legal counsel payable under Section 7.07 hereof) payable to each of the Trustee or such Agent (ratably among the Trustee or such Agent in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations under the Indenture and the Notes constituting fees, indemnities and other amounts (other than principal and interest) payable to the Holders of the Notes, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations under the Indenture and the Notes constituting accrued and unpaid interest (including any default interest) on the Notes and ratably among the Holders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations under the Indenture and the Notes constituting unpaid principal of the Notes ratably among the Holders in proportion to the respective amounts described in this clause Fourth held by them; and

Fifth, to the payment of all other Obligations of the Holders that are due and payable to the Trustee and the other Holders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Trustee and the other Holders on such date.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

SECTION 6.14.   Undertaking for Costs.   In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.01.   Duties of Trustee.

(a)     The Trustee, prior to the occurrence of an Event of Default with respect to the Securities and after the cure or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)     Except during the continuance of an Event of Default:

(i)     the duties of the Trustee shall be determined solely by the express provisions of this Indenture or the Trust Indenture Act once this Indenture is qualified under the Trust Indenture Act and the Trustee need perform only those duties that are specifically set forth in this Indenture or the Trust Indenture Act once this Indenture is qualified under the Trust Indenture Act and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)     in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, provided, however, that the Trustee need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein.

(c)     The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)     this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)     the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)     the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d)     Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)     The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.

(f)     The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02.   Rights of Trustee.

(a)     The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer and its Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)     Simultaneously with the execution of this Indenture and before the Trustee acts or refrains from acting hereunder, it may require an Officers’ Certificate of the Issuer or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)     The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)     The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)     Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f)     None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g)     The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)     In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)     The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)     The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(k)     The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(l)     The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authorities and governmental action.

(m)     The Trustee shall have no obligations or rights under the Senior Subordinated Bridge Loan Agreement and nothing contained herein will be deemed to impart actual or constructive knowledge of the contents of the Senior Subordinated Bridge Loan Agreement to the Trustee. Any references in this Indenture to the obligations and rights under the Senior Subordinated Bridge Loan Agreement are only applicable to the Issuer, the Guarantors, holders of Loans and, in certain instances, the Holders.

(n)     No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any potential or actual liability or expense (financial or otherwise) in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk, liability or expense is not reasonably assured to it.

SECTION 7.03.   Individual Rights of Trustee.   The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04.   Trustee’s Disclaimer.   The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05.   Notice of Defaults.   If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs.

SECTION 7.06.   Reports by Trustee to Holders of the Notes.   Within 60 days after each April 15, beginning with the April 15 following the date Notes are first issued hereunder, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Issuer and filed with the Commission, if required by applicable law, and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

SECTION 7.07.   Compensation and Indemnity.   The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee and its officers, directors, employees, agents and any predecessor trustee and its officers, directors, employees and agents for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this

Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

Notwithstanding the provisions of Section 4.12 hereof, to secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.

SECTION 7.08.   Replacement of Trustee.   A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(A)     the Trustee fails to comply with Section 7.10 hereof or Section 310 of the Trust Indenture Act;

(B)     the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(C)     a custodian or public officer takes charge of the Trustee or its property; or

(D)     the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes (at the Issuer’s expense) may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder (at the Issuer’s expense) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s and the Guarantors’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09.   Successor Trustee by Merger, etc.   If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10.   Eligibility; Disqualification.   There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

SECTION 7.11.   Preferential Collection of Claims Against Issuer.   The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01.   Option to Effect Legal Defeasance or Covenant Defeasance.   The Issuer may, at the option of its Board of Directors and evidenced by a Board Resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.02.   Legal Defeasance and Discharge.   Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(A)     the rights of Holders of Notes to receive payments in respect of the principal of, premium and Additional Interest, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(B)     the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(C)     the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(D)     this Section 8.02.

Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03.   Covenant Defeasance.   Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.19, 4.20 and 5.01 hereof and the operation of clauses (3), (4) and (5) of Section 6.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes); provided, however, that no covenant defeasance pursuant to this Section 8.03 shall release the Issuer from its obligations under the Trust Indenture Act, including, without limitation, its obligations under Section 314 of the Trust Indenture Act. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(4), 6.01(5), 6.01(6) (solely with respect to a Significant Subsidiary of the Issuer but not with respect to the Issuer) and 6.01(7) hereof shall not constitute Events of Default.

Notwithstanding any discharge or release of any obligations pursuant to Section 8.02 or 8.03, the Issuer’s obligations in Sections 2.05, 2.06, 2.07, 2.08, 7.07, 8.06 and 8.07 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.08. After the Notes are no longer outstanding, the Issuer’s obligations in Sections 7.07, 8.06 and 8.07 shall survive.

SECTION 8.04.   Conditions to Legal or Covenant Defeasance.   The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)     the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes issued hereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium and Additional Interest, if any, and interest due on the Notes on the Stated Maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date.

(2)     in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A)     the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B)     since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)     in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)     no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to make such deposit and the grant of any Lien securing such borrowings);

(5)     such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than this Indenture) to which, the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

(6)     the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of the Notes over the other creditors of the Issuer or any Guarantor or defeating, hindering, delaying or defrauding creditors of the Issuer or any Guarantor or others; and

(7)     the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel in the United States (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.05.   Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.   Subject to Section 8.06 hereof, all money and U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest and Additional Interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer any money or U.S. Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06.   Repayment to Issuer.   Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest or Additional Interest, if any, on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest or Additional Interest, if any, has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

SECTION 8.07.   Reinstatement.   If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with

Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest or Additional interest, if any, on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.   Without Consent of Holders of Notes and Lenders.   Notwithstanding Section 9.02 hereof, the Issuer, the Guarantors and the Trustee, upon receipt of an Officers’ Certificate as to no material adverse effect to the Holders and an Opinion of Counsel, may amend or supplement this Indenture, any Guarantee, and the Notes, in each case at any time after the first issuance of Notes, without the consent of any Holder or any Lender:

(1)     to cure any ambiguity, mistake, defect or inconsistency;

(2)     to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)     to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Issuer’s or such Guarantor’s obligations under this Indenture, the Notes or any Guarantee;

(4)     to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder;

(5)     to secure the Notes;

(6)     to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(7)     to add a Guarantee of the Notes;

(8)     to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of this Indenture; or

(9)     to conform the negative covenants of this Indenture to the applicable negative covenants of the Senior Subordinated Bridge Loan Agreement.

Upon the request of the Issuer accompanied by a Board Resolution of the Issuer authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officers’ Certificate shall be required in connection with the addition of a Guarantor under this Indenture (other than as required by Section 4.15 hereof) upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit E hereto.

SECTION 9.02.   With Consent of Holders of Notes and Lenders.   Except as provided below in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes and the Guarantees, in each case at any time after the first issuance of Notes, with the consent of the Required Holders and Lenders (including, with respect to the Holders, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest or Additional Interest, if any, on the Notes) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived, in each case at any time after the first issuance of Notes, with the consent of the Required Holders and Lenders (including, with respect to the Holders, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Issuer accompanied by a Board Resolution of the Issuer authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Required Holders and Lenders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail to the Holders of Notes affected thereby and all Lenders with outstanding Loans a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Notwithstanding the foregoing, without the consent of each affected Holder of Notes and each Lender with outstanding Loans, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder and with respect to each Note to be issued to any non-consenting Lender):

(1)     reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver; reduce the principal amount of such Loans the Lenders of which must consent to an amendment, supplement or waiver; or change the definition of “Required Holders and Lenders”;

(2)     reduce the principal of or change the Maturity Date of any such Note or alter the provisions with respect to the redemption of such Note (other than the provisions of Sections 3.09, 4.10 and 4.14 hereof, except as set forth in clause (10) below);

(3)     reduce the rate of or change the time for payment of interest on any Note;

(4)     waive a Default in the payment of principal of or premium, if any, or interest or Additional Interest, if any, on the Notes, except a rescission of acceleration of the Notes by the Required Holders and Lenders and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders and all Lenders with outstanding Loans;

(5)     make any Note payable in money other than that stated therein;

(6)     make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest or Additional Interest, if any, on the Notes or impact the right of any Holder of Notes to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)     make any change in the amendment and waiver provisions of Section 9.01 hereof or this Section 9.02;

(8)     waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09, 4.10 and 4.14 hereof, except as set forth in clause (10) below;

(9)     make any change to or modify the ranking of the Notes or Article X that would adversely affect either the Holders or the Lenders with outstanding Loans if such Lenders held Notes;

(10)     amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11)     modify the Guarantees in any manner adverse to the Holders of the Notes or that would be adverse to the Lenders with outstanding Loans if such Lenders held Notes.

SECTION 9.03.   Revocation and Effect of Consents.   Until an amendment, supplement or waiver becomes effective, a consent to it by (a) a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note and (b) a Lender with an outstanding Loan is a continuing consent by such Lender and every assignee of such Loan or portion of such Loan. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note and any such Lender with an outstanding Loan or assignee of such Loan may revoke its consent if, in each case, the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder and will, unless further amended or waived pursuant to the terms of this Article IX, bind every Lender who subsequently exchanges its Loans for Notes.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall (along with the Lenders pursuant to this Article IX) be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders and Lenders has been obtained.

SECTION 9.04.   Notation on or Exchange of Notes.   The Trustee may place an appropriate notation about an amendment, supplement or waiver, the text of which shall be provided by the Issuer, on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.05.   Trustee to Sign Amendments, etc.   The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer and the Guarantors may not sign an amendment, supplement or waiver until their respective Board of Directors approve it. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive, upon request, and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture, that all conditions precedent thereto have been met or waived, that such amended or supplemental indenture is not inconsistent herewith, and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03 hereof). Notwithstanding the foregoing, except as required by Section 4.15 hereof, neither an Opinion of Counsel nor an Officers’ Certificate will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

SECTION 9.06.   Additional Voting Terms; Calculation of Principal Amount.   All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class with the Lenders pursuant to this Article IX. Determinations as to whether Holders of the requisite aggregate principal amount of Notes and Lenders with the requisite aggregate principal amounts of Loans have concurred in any direction, waiver or consent shall be made in accordance with this Article IX, Section 2.19 hereof and the definition of “Required Holders and Lenders.”

ARTICLE X

SUBORDINATION

SECTION 10.01.   Agreement To Subordinate.   The Issuer and the Guarantors agree, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes and the Guarantees shall be subordinated in right of payment, to the extent and in the manner provided in this Article X, to the prior payment of all existing and future Senior Indebtedness of the Issuer and the Guarantors and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Notes and the Guarantees shall in all respects rank pari passu in right of payment with all existing and future Senior Subordinated Pari Passu Indebtedness of the Issuer and the Guarantors, respectively, and shall rank senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer and the Guarantors; and only Indebtedness of the Issuer or a Guarantor that is Senior Indebtedness shall rank senior to the Notes and the Guarantees in accordance with the provisions set forth herein. All provisions of this Article X shall be subject to Section 10.12 hereof.

SECTION 10.02.   Liquidation, Dissolution, Bankruptcy.   Upon any payment or distribution of the assets of the Issuer upon (i) a total or partial liquidation or dissolution or (ii) bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property:

(1)     the holders of Senior Indebtedness of the Issuer shall be entitled to receive payment in full in cash of such Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the Holders are entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Notes; and

(2)     until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which Holders would be entitled but for this Article X shall be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under Article VIII, so long as, on the date or dates the respective amounts were paid into the trust such payments were made with respect to the Notes without violating this Article X.

If a distribution is made to Holders that, due to the subordination provisions, should not have been made to them, such Holders are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

SECTION 10.03.   Default on Designated Senior Indebtedness of the Issuer.   The Issuer or any Guarantor shall not pay the principal of, premium, if any, or interest or Additional Interest, if any, on the Notes or make any deposit pursuant to Article VIII hereof and may not purchase, redeem or otherwise retire any Notes (except that the Holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under Article VIII) (collectively, “pay the Notes”) if either of the following (a “Payment Default”) occurs: (a) any Obligation on Designated Senior Indebtedness of the Issuer not paid in full in cash when due; or (b) any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash; provided, however, that the Issuer shall be entitled to pay the Notes without regard to the foregoing if the Issuer and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing and so long as, on the date or dates the respective amount were paid into trust, such payments were made with respect to the Notes without violating the subordination provisions described herein.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness of the Issuer pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer shall not pay the Notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee at least two (2) Business Days prior to any such payment in accordance with Section 10.09 hereof of (with a copy to the Issuer) written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice at least two (2) Business Days prior to any such payment in accordance with Section 10.09 hereof; (2) because the Non-Payment Default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the first sentence of this Section 10.03), unless the holders of such Designated

Senior Indebtedness or the Representative of such Designated Senior Indebtedness shall have accelerated the maturity of such Designated Senior Indebtedness or a Payment Default shall have occurred and be continuing, the Issuer and the related Guarantors shall be entitled to resume payments on the Notes after termination of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of Non-Payment Defaults with respect to Designated Senior Indebtedness of the Issuer during such period; provided that if any Blockage Notice within such 360-day period is delivered to the Trustee by or on behalf of any holders of Designated Senior Indebtedness of the Issuer (other than holders of Indebtedness under the Revolving Credit Facility and the Senior Secured Term Loan), a Representative of holders of Indebtedness under the Revolving Credit Facility and the Senior Secured Term Loan shall be entitled to give another Blockage Notice within such period; provided further, however, that in no event shall the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no Payment Blockage Period is in effect. For purposes of this Section 10.03, no Non-Payment Default that existed or was continuing on the date of delivery of any Blockage Notice with respect to any Designated Senior Indebtedness and that was the basis for the initiation of such Blockage Notice shall be, or be made, the basis for a subsequent Blockage Notice by the Representative of such Designated Senior Indebtedness unless such Non-Payment Default has been waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose). So long as there shall remain outstanding Senior Indebtedness under the Revolving Credit Facility and the Senior Secured Term Loan, a Blockage Notice with respect to the Revolving Credit Facility and the Senior Secured Term Loan may only be given by the Representatives thereunder unless otherwise agreed to in writing by the requisite lenders named therein. If a payment, deposit, purchase, redemption or other retirement of any Notes is made to or for the benefit of Holders that due to the subordination provisions of this Indenture should not have been made, such Holders are required to hold it in trust for the holders of Designated Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

SECTION 10.04.   Acceleration of Payment of Securities.   If payment of the Notes is accelerated because of an Event of Default, the Issuer or the Trustee shall promptly notify the holders of Designated Senior Indebtedness of the Issuer or the Representative of such Designated Senior Indebtedness of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Article X. If any Designated Senior Indebtedness of the Issuer is outstanding, neither the Issuer nor any Guarantor may pay the Notes until five (5) Business Days after the Representatives of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if this Indenture otherwise permits payment at that time.

SECTION 10.05.   When Distribution Must Be Paid Over.   If a distribution is made to Holders that because of this Article X should not have been made to them, the Holders who receive the distribution shall hold it in trust for holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

SECTION 10.06.   Subrogation.   After all Senior Indebtedness of the Issuer is paid in full and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to such Senior Indebtedness. A distribution made under this Article X to holders of such Senior Indebtedness which otherwise would have been made to Holders of Notes is not, as between the Issuer and Holders, a payment by the Issuer on such Senior Indebtedness.

SECTION 10.07.   Relative Rights.   This Article X defines the relative rights of Holders and holders of Senior Indebtedness of the Issuer. Nothing in this Indenture shall:

(1)     impair, as between the Issuer and Holders, the obligation of the Issuer, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms; or

(2)     prevent the Trustee or any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Indebtedness of the Issuer to receive distributions otherwise payable to Holders.

SECTION 10.08.   Subordination May Not Be Impaired by the Issuer.   No right of any holder of Senior Indebtedness of the Issuer to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Issuer or by its failure to comply with this Indenture.

SECTION 10.09.   Rights of Trustee and Paying Agent.   (a) Notwithstanding Section 10.03, the Trustee or Paying Agent shall continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that under this Article X would prohibit the making of any such payments unless, not less than two (2) Business Days prior to the date of such payment, a trust officer of the Trustee receives written notice satisfactory to it that such payments are prohibited by this Article X. The Issuer, the Note Registrar or co-registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness of the Issuer shall be entitled to give the notice; provided, however, that, if an issuer of Senior Indebtedness of the Issuer has a Representative, only the Representative shall be entitled to give the notice; provided that any such notice from the Representative shall be accompanied by an incumbency certificate.

(b)     The Trustee in its individual or any other capacity shall be entitled to hold Senior Indebtedness of the Issuer with the same rights it would have if it were not Trustee. The Note Registrar and co-registrar and the Paying Agent shall be entitled to do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article X with respect to any Senior Indebtedness of the Issuer which may at any time be held by it, to the same extent as any other holder of such Senior Indebtedness; and nothing in Article XIII shall deprive the Trustee of any of its rights as such holder. Nothing in this Article X shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.7 hereof.

SECTION 10.10.   Distribution or Notice to Representative.   Whenever any Person is to make a distribution or give a notice to holders of Senior Indebtedness of the Issuer, such Person shall be entitled to make such distribution or give such notice to their Representative (if any).

SECTION 10.11.   Article X Not To Prevent Events of Default or Limit Right to Accelerate.   The failure to make a payment pursuant to the Notes by reason of any provision in this Article X shall not be construed as preventing the occurrence of a Default. Nothing in this Article X shall have any effect on the right of the Holders of Notes or the Trustee to accelerate the maturity of the Notes.

SECTION 10.12.   Trust Monies Not Subordinated.   Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Securities held in trust under Article VIII by the Trustee for the payment of principal of and interest on the Notes shall not be subordinated to the prior payment of any Senior Indebtedness of the Issuer or subject to the restrictions set forth in this Article X, and none of the Holders of Notes shall be obligated to pay over any such amount to the Issuer or any holder of Senior Indebtedness of the Issuer or any other creditor of the Issuer; provided that the subordination provisions of this Article X and Section 11.02 hereof were not violated at the time the applicable amounts were deposited in trust pursuant to Article VIII herein, as the case may be.

SECTION 10.13.   Trustee Entitled To Rely.   Upon any payment or distribution pursuant to this Article X, the Trustee and the Holders of Notes shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 10.02 are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (c) upon the Representatives of Senior Indebtedness of the Issuer for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of the Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article X. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of the Issuer to participate in any payment or distribution pursuant to this Article X, the Trustee may to request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article X, and, if such evidence is not furnished, the Trustee may to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.03 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article X.

SECTION 10.14.   Trustee to Effectuate Subordination.   Each Holder by accepting a Note authorizes and directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Indebtedness of the Issuer as provided in this Article X and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 10.15.   Trustee Not Fiduciary for Holders of Senior Indebtedness of the Issuer.   The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of the Issuer and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Issuer or any other Person, money or assets to which any holders of Senior Indebtedness of the Issuer shall be entitled by virtue of this Article X or otherwise.

SECTION 10.16.   Reliance by Holders of Senior Indebtedness of the Issuer on Subordination Provisions.   Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Issuer, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

ARTICLE XI

GUARANTEES

SECTION 11.01.   Guarantee.

(a)     Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns that: (i) the principal of and applicable interest and premium and Additional Interest, if any, on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and applicable interest and Additional Interest, if any, on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise (the obligations in clauses (i) and (ii) collectively, the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)     Each Guarantor waives presentation to, demand of, payment from and protest to the Issuer or any other Guarantor of any of the Guaranteed Obligations and also waives notice of acceptance of its Guarantee and notice of protest for nonpayment. Each Guarantor waives notice of any default on the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder of any Note or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person (including any Guarantor) under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the failure of any Holder of any Note or the Trustee to exercise any right or remedy against any other Guarantor of the Guaranteed Obligations; or (v) except as set forth in Section 11.08 hereof, any change in the ownership of such Guarantor.

(c)     Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder of any Note or the Trustee to any balance of any deposit account or credit on the books of the Holder of any Note or the Trustee in favor of the Issuer or any other person.

(d)     The Guarantee of each Guarantor is, to the extent and in the manner set forth in Article X, subordinated and subject in right of payment to the prior payment in full of the principal of and premium if any, and interest on all Senior Indebtedness of the relevant Guarantor and is made subject to such provisions of this Indenture.

(e)     Except as expressly set forth in Sections 11.02 and 11.06 hereof, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (i) the failure of any Holder of any Note or the Trustee to assert any claim or demand or to enforce any right or remedy under this Indenture, the Notes or any other agreement, by (ii) any recession, waiver, amendment or modification of, or any release from any of the terms or provisions of, or any release from any of the terms or provisions of, any thereof, including with respect to any other Guarantor under this Indenture, (iii) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (iv) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(f)    To the fullest extent permitted by applicable Law, each Guarantor waives any defense based on or arising out of any defense of the Issuer or any other Guarantor or the unenforceability of the Guaranteed Obligations, or any part thereof from any cause, or the cessation from any cause of the liability of the Issuer or any other Guarantor. The Trustee and the Holder of any Note may, at their election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Issuer or any other Guarantor or exercise any other right or remedy available to them against the Issuer or any other Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Issuer or any other Guarantor, as the case may be.

(g)    Each Guarantor, and by its acceptance of this Indenture, the Holder of any Note and the Trustee, hereby confirms that it is the intention of all such Persons that this Indenture, the Notes and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guarantee and the Guaranteed Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Holders of Notes, the Trustee and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor under this Guarantee at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance.

(h)    Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder of any Note or the Trustee upon the bankruptcy or reorganization of the Issuer, any Guarantor or otherwise.

(i)    In furtherance of the foregoing clauses (a) through (g) and not in limitation of any other right which any Holder of any Note or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer or any other Guarantor to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by mandatory redemption, optional redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall forthwith pay, or cause to be paid, in cash, to the Trustee for distribution to the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Guaranteed Obligations of the Issuer to the Holder of any Note or the Trustee.

(j)    Each Guarantor agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations may be accelerated as provided in Article VI for the purposes of such Guarantor’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 11.01. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

(k)    Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 11.01.

(l)    Each Guarantor assumes all responsibility for being and keeping itself informed of the Issuer’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Trustee or the Holders will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

(m)    The Guarantee issued by any Guarantor shall be a general unsecured senior subordinated obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor, if any.

SECTION 11.02.  Limitation on Guarantor Liability.  Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations Guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby Guaranteed without rendering this Indenture or the Notes, as they relates to such Guarantor, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 11.03.  Execution and Delivery.  To evidence its Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an authorized officer of such Guarantor and that a notation of such Guarantee substantially in the form attached hereto as Exhibit C shall be enclosed on each Note authenticated and delivered by the Trustee. Such notation of Guarantee shall be signed on behalf of such Guarantor by an Officer of such Guarantor (or, if an Officer is not available, by a board member or director) on behalf of such Guarantor by manual or facsimile signature.

Each Guarantor hereby agrees that its Guarantee set forth in Section 11.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article XI, to the extent applicable.

SECTION 11.04.  Subrogation.  Each Guarantor shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 11.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

SECTION 11.05.  Severability.  In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.06.  Guarantors May Consolidate, Etc., on Certain Terms.

(a)    Except as otherwise provided in this Section 11.06(a), a Guarantor (other than Parent) may not (1) consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person; or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1)    (a)  such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2)    the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under the Guarantee, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)    immediately after such transaction, no Default or Event of Default exists; and

(4)    the Net Proceeds of any such sale or other disposition of a Guarantor are applied in accordance with the provisions of Section 4.10 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered, together with an Opinion of Counsel to the effect that such consolidation, merger, sale or conveyance was made in accordance with the provisions of this Indenture, to the Trustee and satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture and the Registration Rights Agreement to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Issuer in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee

Notwithstanding the foregoing, any Guarantor (A) may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to the Issuer or to another Guarantor or (B) dissolve, liquidate or wind up its affairs if at that time it does not hold any material assets.

(b)    Except as otherwise provided in this Section 11.06(b), Parent will not (1) consolidate or merge with or into another Person (whether or not Parent is the surviving corporation); or (2) sell,

assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1)    (a)  Parent is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (Parent or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Parent Guarantor”);

(2)    the Successor Parent Guarantor (if other than Parent) assumes all the obligations of the Guarantor under the Guarantee, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee; and

(3)    immediately after such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Parent and the due and punctual performance of all of the covenants and conditions of this Indenture and the Registration Rights Agreement to be performed by the Parent, such successor Person shall succeed to and be substituted for the Parent with the same effect as if it had been named herein as a Parent. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, Parent may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to the Issuer or to another Guarantor.

SECTION 11.07.  Benefits Acknowledged.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Senior Subordinated Bridge Loan Agreement and this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 11.08.  Release of Guarantees.  Each Guarantor will be automatically and unconditionally released and discharged from its obligations under this Article XI (other than any obligation that may have arisen under Section 11.02 hereof) upon:

(1)    (a)  any sale, disposition or other transfer (including through merger or consolidation) of (i) the Capital Stock of such Guarantor (including any sale, disposition or other transfer), after which, in the case of a subsidiary Guarantor, the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case made in compliance with the applicable provisions of this Indenture;

(b)    the designation of such Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(c)    in the case of any Restricted Subsidiary which after the Closing Date is required to guarantee the Notes pursuant to Section 4.15 hereof, the release or discharge of the guarantee by such Restricted Subsidiary of all of the Indebtedness (other than the

Senior Notes (to the extent the Senior Notes are outstanding)) of the Issuer or any Restricted Subsidiary or the repayment of all of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes;

(d)    such Guarantor is also a guarantor or borrower under the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the Revolving Credit Facility or the Senior Secured Term Loan, each as in effect on the Closing Date and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the Revolving Credit Facility and the Senior Secured Term Loan (which may be conditioned on the concurrent release hereunder), (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clauses (5), (6), (7), (8), (9), (10) or (15) of the definition of “Permitted Debt” and (z) does not guarantee any Indebtedness of the Issuer or any Restricted Subsidiaries (other than any guarantee that will be released upon the release of the Guarantee hereunder); or

(e)    the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII hereof or the discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture; and

(2)    such Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

Any Guarantor not released from its obligations under this Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article XI.

SECTION 11.09.  Contribution.  Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE XII

SATISFACTION AND DISCHARGE

SECTION 12.01.  Satisfaction and Discharge.  This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when:

(1)    either (A) all Notes heretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has heretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(B)    all Notes heretofore not delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)    no Default or Event of Default shall have occurred and be continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuer is a party or by which the Issuer is bound;

(3) the Issuer has paid or caused to be paid all sums payable by it under this Indenture;

(4) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be; and

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 12.01, the provisions of Section 12.02 and Section 8.06 hereof shall survive.

SECTION 12.02.   Application of Trust Money.   Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Securities held by the Trustee or Paying Agent.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01.   Trust Indenture Act Controls.   If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties shall control.

SECTION 13.02.   Notices.   Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail

(registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

Attention:   Ann E. Ziegler, Chief Financial Officer

        Phone:   (847) 968-0204

        Facsimile:   (847) 968-0461

        Christine Leahy, General Counsel

        Phone:    (847) 968-0203

        Facsimile:   (847) 968-0303

With a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Facsimile:   (312) 861-2200

Attention:  James S. Rowe

If to the Trustee:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107-1419

Facsimile:   (651) 495-8097

Attention:  Raymond S. Haverstock

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Notices given by publication shall be deemed given on the first date on which publication is made.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 13.03.   Communication by Holders of Notes with Other Holders of Notes.   Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

SECTION 13.04.   Certificate and Opinion as to Conditions Precedent.   Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(A)     An Officers’ Certificate of the Issuer in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(B)     An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 13.05.   Statements Required in Certificate or Opinion.   Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall comply with the provisions of the Trust Indenture Act Section 314(e) and shall include:

(A)     a statement that the Person making such certificate or opinion has read such covenant or condition;

(B)     a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(C)     a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate as to matters of fact); and

(D)     a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

SECTION 13.06.   Rules by Trustee and Agents.   The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.07.   No Personal Liability of Directors, Officers, Employees and Stockholders.   No director, officer, employee, incorporator, stockholder, unitholder or member of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies, including Parent, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

SECTION 13.08.   Governing Law.   THIS INDENTURE, THE EXCHANGE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.09.   Waiver of Jury Trial.   EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE EXCHANGE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 13.10.   Force Majeure.   In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SECTION 13.11.   No Adverse Interpretation of Other Agreements.   This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.12.   Successors.   All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 11.08 hereof.

SECTION 13.13.   Severability.   In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.14.   Counterpart Originals.   The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 13.15.   Table of Contents, Headings, etc.   The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.16.   Waiver of Immunities.   To the extent that the Issuer may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with and as set out in this Indenture and the Notes and to the extent that in any jurisdiction there may be immunity attributed to the Issuer or the Issuer’s assets, whether or not claimed, the Issuer hereby irrevocably agrees for the benefit of the Holders not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, as of the date first written above.

CDW CORPORATION

By	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President, Treasurer and Assistant Secretary

Signature Page Senior Subordinated Exchange Note Indenture

                                                     GUARANTORS:

VH HOLDINGS, INC.

By	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Treasurer and Assistant Secretary

BERBEE INFORMATION NETWORKS CORPORATION

By	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President, Treasurer and Assistant Secretary

CDW CORPORATION

By	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President, Treasurer and Assistant Secretary

CDW DIRECT, LLC

By	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President, Treasurer and Assistant Secretary

CDW GOVERNMENT, INC.

By	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President, Treasurer and Assistant Secretary

Signature Page Senior Subordinated Exchange Note Indenture

CDW LOGISTICS, INC.

By	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President, Treasurer and Assistant Secretary

FORESIGHT TECHNOLOGY GROUP

By	/s/ Christine Leahy
	Name:	Christine Leahy
	Title:	Secretary

Signature Page Senior Subordinated Exchange Note Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President

Signature Page Senior Subordinated Exchange Note Indenture

Appendix A

PROVISIONS RELATING TO INITIAL NOTES AND EXCHANGE NOTES

SECTION 1.1   Definitions.

(a)     Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in the Indenture to which this Appendix A is attached. The following capitalized terms have the following meanings:

“Additional Interest” means all additional interest, if any, owing on the Notes pursuant to the Registration Rights Agreement.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depository for such Global Note, to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A and Exhibit B to this Indenture.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act.

“Registered Exchange Offer” means the offer by the Issuer, pursuant to the Registration Rights Agreement, to certain Holders of Initial Notes, to issue and deliver to such Holders, in exchange for their Initial Notes, a like aggregate principal amount of Registered Exchange Notes registered under the Securities Act.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of October 10, 2008 in the form of Exhibit F to this Indenture.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Notes” means all Initial Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Global Note” means a Global Note bearing the Restricted Notes Legend.

“Restricted Notes Legend” means the legend set forth under that caption in Exhibit A and Exhibit B to this Indenture

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“Restricted Period”, with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the date of issuance with respect to any such Notes.

“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Notes” means all Initial Notes offered and sole to QIBs in reliance on Rule 144A.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Shelf Registration Statement” means a registration statement filed by the Issuer in connection with the offer and sale of Initial Notes pursuant to the Registration Rights Agreement.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

“Unrestricted Definitive Notes” means Definitive Notes and any other Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

“Unrestricted Global Note” means a permanent Global Note representing Notes that do not bear the Restricted Notes Legend.

(b)     Other Definitions.

Term:	Defined in Section:

“Agent Members”	2.1(c)
“Global Note”	2.1(b)
“IAI Global Note”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Regulation S Permanent Global Note”	2.1(b)
“Regulation S Temporary Global Note”	2.1(b)
“Rule 144A Global Note”	2.1(b)

SECTION 2.1   Form and Dating.

(a)     The Initial Notes will be issued to the Lenders in exchange for Loans held by such Lenders in an aggregate principal amount equal to 100% of the aggregate principal amount of the Loans for which they are exchanged, in accordance with the terms of the Indenture. For the avoidance of doubt, Fixed Rate Notes may also be issued to Holders of Increasing Rate Notes.

(b)     Global Notes. (i) Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”), in each case without interest coupons and bearing the Global Notes Legend and the applicable restricted securities legend set forth in Exhibit A and Exhibit B hereto, which shall be deposited on behalf of the Holders of the Notes represented thereby with the Custodian, and registered in the name of the Depository

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or a nominee of the Depository, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture. The Notes may thereafter be transferred to, among others, QIBs, IAIs and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein. Notes transferred to IAIs shall be, following such transfer, held in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “IAI Global Note”), and Notes transferred pursuant to Regulation S shall initially be, following such transfer, held in the form of one or more temporary global Notes (collectively, the “Regulation S Temporary Global Note”), in each case without interest coupons and bearing the Global Notes Legend and the applicable restricted securities legend set forth in Exhibit A and Exhibit B hereto, which shall be deposited on behalf of the Holders of the Notes represented thereby with the Custodian and registered in the name of the Depository or a nominee of the Depository, duly executed by the Issuer and authenticated by the Trustee as provided in the Indenture. Beneficial ownership interests in the Regulation S Temporary Global Note shall not be exchangeable for interests in the Rule 144A Global Note, the IAI Global Note, a permanent global note (the “Regulation S Permanent Global Note” and, together with the Regulation S Temporary Global Note, the “Regulation S Global Note”) or any other Note without a Restricted Notes Legend until the expiration of the Restricted Period. The Rule 144A Global Note, the IAI Global Note and the Regulation S Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes”. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee and on the schedules thereto as hereinafter provided.

Pursuant to Section 2.02(b) of the Indenture, the Holders of Global Notes may elect, upon the fulfillment of certain terms and conditions therein, to receive a Fixed Rate Note in exchange for Loans or an Increasing Rate Note. Interests in a Global Note in respect of Fixed Rate Notes shall be represented by a Rule 144A, Regulation S or IAI Global Note, as the case may be, in the form of Exhibit B to the Indenture. Interests in a Global Note in respect of an Increasing Rate Note shall be represented by a Rule 144A, Regulation S or IAI Global Note, as the case may be, in the form of Exhibit A to the Indenture.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(b)(i) and Section 2.2 and pursuant to an Authentication Order signed by two Officers of the Issuer, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository, (ii) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as Custodian and (iii) bear the Restricted Notes Legend.

Members of, or participants in, the Depository, Euroclear or Clearstream (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as Custodian or under such Global Note, and the Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository, Euroclear or Clearstream, as the case may be, and their respective Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(ii)     Transfers of Global Notes shall be limited to transfer in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository, Euroclear or Clearstream, as the case may be, and the provisions of Section 2.3. In addition, a Global Note shall be exchangeable for

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Definitive Notes if (i) the Depository (x) notifies the Issuer that it is unwilling or unable to continue as Depository for such Global Note and the Issuer thereupon fails to appoint a successor Depository within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, or (ii) if requested by a Holder of a beneficial interest in such Global Notes. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository in accordance with its customary procedures

(iii)     In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (i) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(iv)     Any Transfer Restricted Note delivered in exchange for an interest in a Global Note pursuant to Section 2.3 shall, except as otherwise provided in Section 2.3, bear the Restricted Notes Legend.

(v)     Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in such Regulation S Global Note may be held only through Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.3.

(vi)     The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

SECTION 2.2   Authentication.   The Trustee shall authenticate and make available for delivery upon receipt of an Authentication Order signed by two Officers of the Issuer Notes in an aggregate principal amount not to exceed, at any one time outstanding, $750,000,000. Such Notes may be Increasing Rate Notes or Fixed Rate Notes, in accordance with the terms of the Indenture. Each Authentication Order shall specify the amount of the Notes to be authenticated, the Exchange Date on which the issue of Notes is to be authenticated, whether the Notes are to be Increasing Rate Notes or Fixed Rate Notes, whether such Notes are to be 144A Notes, IAI Notes or Regulation S Notes, whether the Notes are to be Definitive Notes or Global Notes, whether or not the Notes are to be Initial Notes or Registered Exchange Notes, the number of separate Note certificates (and, to the extent more than one Note certificate is requested, the aggregate amount of each such Note certificate), the CUSIP and certificate numbers for each Note, the registered holder(s) of each Note, the identity of the DTC Participant for each Global Note, delivery and payment instructions with respect to each Definitive Note and such other information as the Trustee may reasonably request, including delivery of a completed Form W-9 of the applicable Holder in the case of an Authentication Order for a Definitive Note.

SECTION 2.3   Transfer and Exchange.

(a)     Transfer and Exchange of Global Notes.   A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Issuer for Definitive Notes except under the circumstances described in Section 2.1(b). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.11 and 2.13 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.3(b) or 2.3(g).

(b)     Transfer and Exchange of Beneficial Interests in Global Notes.   The transfer and

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exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. Beneficial interests in Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)     Transfer of Beneficial Interests in the Same Global Note.   Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U. S. Person or for the account or benefit of a U. S. Person (other than an initial purchaser). A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.3(b)(i).

(ii)     All Other Transfers and Exchanges of Beneficial Interests in Global Notes.   In connection with all transfers and exchanges of beneficial interests in any Global Note that are not subject to Section 2.3(b)(i), the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depository in accordance with the applicable rules and procedures of the Depository directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depository containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.3(g).

(iii)     Transfer of Beneficial Interests to Another Restricted Global Note.   A beneficial interest in a Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.3(b)(ii) above and the Registrar receives the following: if the transferee will take delivery in the form of a beneficial interest in a Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note.

(iv)     Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.   A beneficial interest in a Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.3(b)(ii) above and the Registrar receives the following:

(A)     if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

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(B)     if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Registrar so requests or if the applicable rules and procedures of the Depository, Euroclear or Clearstream, as applicable, so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. If any such transfer or exchange is effected pursuant to this subparagraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an written order of the Issuer in the form of an Authentication Order in accordance with Section 2.06, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this subparagraph (iv).

(v)     Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Restricted Global Note.   Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)     Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes.   A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.1(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii).

(d)     Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.   Definitive Notes shall be transferred or exchanged only for beneficial interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii) or (iii) below, as applicable:

(i)     Transfer Restricted Notes to Beneficial Interests in Restricted Global Notes.   If any Holder of a Transfer Restricted Note proposes to exchange such Transfer Restricted Note for a beneficial interest in a Restricted Global Note or to transfer such Transfer Restricted Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)     if the Holder of such Transfer Restricted Note proposes to exchange such Transfer Restricted Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form attached to the applicable Note;

(B)     if such Transfer Restricted Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate from such Holder in the form attached to the applicable Note;

(C)     if such Transfer Restricted Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such Holder in the form attached to the applicable Note;

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(D)     if such Transfer Restricted Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate from such Holder in the form attached to the applicable Note;

(E)     if such Transfer Restricted Note is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate from such Holder in the form attached to the applicable Note; or

(F)     if such Transfer Restricted Note is being transferred to the Issuer or a Subsidiary thereof, a certificate from such Holder in the form attached to the applicable Note;

the Trustee shall cancel the Transfer Restricted Note, and increase or cause to be increased the aggregate principal amount of the appropriate Restricted Global Note.

(ii)     Transfer Restricted Notes to Beneficial Interests in Unrestricted Global Notes.   A Holder of a Transfer Restricted Note may exchange such Transfer Restricted Note for a beneficial interest in an Unrestricted Global Note or transfer such Transfer Restricted Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)     if the Holder of such Transfer Restricted Note proposes to exchange such Transfer Restricted Note for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note; or

(B)     if the Holder of such Transfer Restricted Notes proposes to transfer such Transfer Restricted Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note, and, in each such case, if the Registrar so requests or if the applicable rules and procedures of the Depository, Euroclear or Clearstream, as applicable, so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this subparagraph (ii), the Trustee shall cancel the Transfer Restricted Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note. If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an written order of the Issuer in the form of an Officers’ Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Transfer Restricted Notes transferred or exchanged pursuant to this subparagraph (ii).

(iii)     Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an

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exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an written order of the Issuer in the form of an Officers’ Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Unrestricted Definitive Notes transferred or exchanged pursuant to this subparagraph (iii).

(iv)     Unrestricted Definitive Notes to Beneficial Interests in Restricted Global Notes.   An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(e)     Transfer and Exchange of Definitive Notes for Definitive Notes.   Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.3(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.3(e).

(i)     Transfer Restricted Notes to Transfer Restricted Notes.   A Transfer Restricted Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Note if the Registrar receives the following:

(A)     if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(B)     if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(C)     if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate in the form attached to the applicable Note;

(D)     if the transfer will be made to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (A) through (C) above, a certificate in the form attached to the applicable Note; and

(E)     if such transfer will be made to the Issuer or a Subsidiary thereof, a certificate in the form attached to the applicable Note.

(ii)     Transfer Restricted Notes to Unrestricted Definitive Notes.   Any Transfer Restricted Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

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(1)     if the Holder of such Transfer Restricted Note proposes to exchange such Transfer Restricted Note for an Unrestricted Definitive Note, a certificate from such Holder in the form attached to the applicable Note; or

(2)     if the Holder of such Transfer Restricted Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form attached to the applicable Note, and, in each such case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)     Unrestricted Definitive Notes to Unrestricted Definitive Notes.   A Holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note at any time. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Note pursuant to the instructions from the Holder thereof.

(iv)     Unrestricted Definitive Notes to Transfer Restricted Notes.   An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Note.

At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.15 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(f)     Legend.

(i)     Except as permitted by the following paragraphs (ii), (iii) or (iv), each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

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THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

Each Definitive Note shall bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

(ii)     Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(iii)     After a transfer of any Initial Notes during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes, all requirements pertaining to the Restricted Notes Legend on such Initial Notes shall cease to apply and the requirements that any such Initial Notes be issued in global form shall continue to apply.

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(iv)     Upon the consummation of a Registered Exchange Offer with respect to the Initial Notes pursuant to which Holders of such Initial Notes are offered Notes in exchange for their Initial Notes, all requirements pertaining to Initial Notes that Initial Notes be issued in global form shall continue to apply, and Notes in global form without the Restricted Notes Legend shall be available to Holders that exchange such Initial Notes in such Registered Exchange Offer.

(v)     Upon a sale or transfer after the expiration of the Restricted Period of any Note acquired pursuant to Regulation S, all requirements that such Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Note be issued in global form shall continue to apply.

(g)     Cancellation or Adjustment of Global Note.   At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.15 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(h)     Obligations with Respect to Transfers and Exchanges of Notes.

(i)     To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

(ii)     No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments or similar governmental charges payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchanges pursuant to Sections 2.11, 2.14, 3.06, 4.10, 4.14 and 9.05 of the Indenture).

(iii)     Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)     All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(i)     No Obligation of the Trustee.

(i)     The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any

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participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii)     The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

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EXHIBIT A

[FORM OF FACE OF INCREASING RATE NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING

THE NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

[Regulation S Temporary Global Notes Legend]

EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS REGULATION S TEMPORARY GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE REGULATION S PERMANENT GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40 DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(B)(2) OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DURING SUCH 40 DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS REGULATION S TEMPORARY GLOBAL NOTE MAY ONLY BE SOLD, PLEDGED OR TRANSFERRED ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, IN EACH OF CASES (A) THROUGH (F) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND OTHER JURISDICTIONS. HOLDERS OF INTERESTS IN THIS REGULATION S TEMPORARY GLOBAL NOTE WILL NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS

REFERRED TO ABOVE, IF THEN APPLICABLE. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

BENEFICIAL INTERESTS IN A RULE 144A GLOBAL NOTE OR AN IAI GLOBAL NOTE MAY BE TRANSFERRED TO A PERSON WHO TAKES DELIVERY IN THE FORM OF AN INTEREST IN THE REGULATION S GLOBAL NOTE, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF THE TRANSFEROR FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT SUCH TRANSFER IS BEING MADE IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S OR RULE 144 (IF AVAILABLE).

Each Definitive Note shall bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

CUSIP [                    ]

ISIN [                     ]1

[RULE 144A] [IAI] [REGULATION S] [GLOBAL] NOTE

SENIOR SUBORDINATED EXCHANGE NOTE DUE 2017

No.	[$ ]

CDW CORPORATION

promises to pay to U.S. Bank National Association or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of                                                   United States Dollars] on October 12, 2017.

Interest Payment Dates: April 15 and October 15, commencing [                ]

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

[1]	Rule 144A Note ISIN: US12513GAR02
Rule 144A Note CUSIP: 12513GAR0
Regulation S Note ISIN: USU1253FAF28
Regulation S Note CUSIP: U1253FAF2
IAI Note ISIN: US12513GAS84
IAI Note CUSIP: 12513GAS8

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated: [                    ], 20[    ]

CDW CORPORATION

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee,

By:

Authorized Signatory

[Back of Increasing Rate Note ]

Senior Subordinated Exchange Note due 2017

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.     INTEREST.   CDW Corporation, an Illinois corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the Senior Subordinated Exchange Notes entirely in cash. Interest on this Note will accrue at a rate per annum equal to 9.288 % plus the Exchange Spread. The “Exchange Spread” means zero basis points during the three-month period commencing on the Conversion Date and shall increase by 50 basis points at the beginning of each subsequent three-month period. The interest rate borne by the Increasing Rate Notes shall not exceed 12.535% per annum. Notwithstanding the foregoing, if all or any portion of the principal amount of the Increasing Rate Notes or any interest payable thereon shall not be paid when due (whether at maturity, by acceleration or otherwise), the Increasing Rate Notes shall bear interest at a rate per annum that is 2% above the rate otherwise applicable thereto from the date of such nonpayment until the amount not so paid is paid in full (both before and after judgment), and the Issuer shall pay interest on overdue installments of interest at the same rate to the extent lawful. Interest and Additional Interest, if any, will be computed on the basis of a 360-day year of twelve 30-day months.

The Issuer will pay interest on each Increasing Rate Note semi-annually on each April 15 and October 15 following the date such Increasing Rate Note is received in exchange for Loans, and on the Maturity Date, in accordance with the terms set forth in the Indenture. Interest on each Increasing Rate Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the most recent date to which interest has been paid with respect to the Loans exchanged for such the Increasing Rate Note.

2.     METHOD OF PAYMENT.   The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.16 of the Indenture with respect to defaulted interest. Payment of cash interest will be made at the office or agency of the Issuer maintained for such purpose within the Borough of Manhattan, the City and State of New York or, at the option of the Issuer, payment of cash interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that [all payments of principal, premium, if any, and cash interest on, this Note will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof]2 [all payments of principal, premium, if any, and cash interest on, this Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion)]3. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

2 Applicable if this Note is represented by a Global Note registered in the name of or held by DTC or its nominee on the relevant record date.

3 Applicable if this Note is a Definitive Note.

3.     PAYING AGENT AND REGISTRAR.   Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent, Registrar or co-registrar without notice to the Holders. The Issuer or any of its Restricted Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.     INDENTURE.   The Issuer issued the Notes under a Senior Subordinated Exchange Note Indenture, dated as of October 10, 2008 (the “Indenture”), among CDW Corporation (the “Issuer”), the Guarantors party thereto and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as its Senior Subordinated Exchange Notes due 2017. The Increasing Rate Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. Except as otherwise provided in Section 9.02, all Notes shall vote and consent together (together with the Lenders pursuant to Section 9.02) on all matters as one class, and, except as otherwise provided in Section 9.02, none of the Notes will have the right to vote or consent as a class separate from one another on any matter.

The terms of the Notes include those stated in Sections 1.03, 1.05, 2.09, 7.06, 7.07, 7.08, 7.10, 7.11, 13.01, 13.02 and 13.03 of the Indenture, which are made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior subordinated unsecured obligations of the Issuer limited at any one time outstanding to $750,000,000. This Increasing Rate Note is one of the Notes referred to in the Indenture. The Notes include both Increasing Rate Exchanged Notes and Fixed Rate Notes. The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, consolidate, enter into or permit certain transactions with Affiliates, create or incur Liens and make asset sales. The Indenture also imposes limits on the ability of the Issuer and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all its property. These covenants are subject to important exceptions and qualifications.

5.     OPTIONAL REDEMPTION.   The Issuer is entitled to redeem all or a portion of the Increasing Rate Notes at any time upon not less than 30 nor more than 60 days’ notice at par plus accrued and unpaid interest to the date of redemption; provided that in the event of an optional redemption pursuant to Section 3.07(a) of the Indenture, the Issuer will be required to redeem the Increasing Rate Notes and callable Fixed Rate Notes ratably with prepayments of any outstanding Loans in accordance with the terms of the Senior Subordinated Bridge Loan Agreement.

If the Issuer shall optionally prepay any Loans pursuant to the terms of the Senior Subordinated Bridge Loan Agreement, then the Issuer shall, simultaneously therewith, redeem the Increasing Rate Notes and the Fixed Rate Notes (other than any Fixed Rate Notes that are then non-callable pursuant to Section 2.02(d) of the Indenture or callable at a price other than par pursuant to Section 3.07(a)(ii) of the Indenture) on a pro rata basis with the Loans so prepaid at par plus accrued and unpaid interest to the date of redemption.

6.     MANDATORY REDEMPTION.   The Issuer shall not be required to make mandatory redemption payments with respect to the Notes.

7.     NOTICE OF REDEMPTION.   Subject to Section 3.03 of the Indenture, notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the

Redemption Date (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article VIII or Article XII of the Indenture) to each Holder whose Notes are to be redeemed at its registered address or otherwise in accordance with Applicable Procedures. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date, interest ceases to accrue on this Note or portions thereof called for redemption.

8.     OFFERS TO REPURCHASE.   Upon the occurrence of a Change of Control, each Holder of an Increasing Rate Note will have the right to cause the Issuer to repurchase all or any part of such Holder’s Increasing Rate Notes at a repurchase price in cash equal to 100% of the principal amount of the Increasing Rate Notes to be repurchased plus accrued and unpaid interest to the date of repurchase. The Issuer must offer to repurchase the Increasing Rate Notes at a purchase price of 100% of their principal amount, without premium, plus accrued but unpaid interest to the Redemption Date, with the Net Proceeds from certain nonordinary course Asset Sales pursuant to the terms of Section 4.10 of the Indenture; provided, however, that the Issuer is required pursuant to the terms of the Indenture to apply a portion of such Net Proceeds toward the prepayment of Loans and Increasing Rate Notes.

9.     SUBORDINATION.   The Notes are unsecured obligations of the Issuer and subordinated and junior in right of payment, to the extent and in the manner set forth in the Indenture, to the prior payment of all Senior Indebtedness of the Issuer, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Each Guarantee by a Guarantor is subordinated and junior to the same extent and in the same manner as the Notes are subordinated and junior to the Senior Indebtedness of the Issuer. Each Holder, by his acceptance hereof agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee his attorney-in-fact for such purposes.

10.     GUARANTY.   The payment by the Issuer of the principals of, and premium and interest and Additional Interest, if any, on, the Notes is fully and unconditionally guaranteed on a joint and several senior subordinated basis by each of the Guarantors to the extent set forth in the Indenture.

11.     DENOMINATIONS, TRANSFER, EXCHANGE.   The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 thereafter. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

12.     PERSONS DEEMED OWNERS.   The registered Holder of this Note may be treated as its owner for all purposes.

13.     DISCHARGE AND DEFEASANCE.   Subject to certain conditions as set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or certain U.S. Government Securities for the payment of principal of, and interest on, the Notes to redemption or maturity, as the case may be.

14.     AMENDMENT, SUPPLEMENT AND WAIVER.   The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

15.     DEFAULTS AND REMEDIES.   The Events of Default relating to the Notes are set forth in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Required Holders and Lenders by notice to the Trustee may on behalf of the Lenders and the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within five (5) Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

16.     AUTHENTICATION.   This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

17.     GOVERNING LAW.   THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE EXCHANGE NOTES AND THE GUARANTEES.

18.     CUSIP AND ISIN NUMBERS.   Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, IL 60061

Facsimile:   (847) 968-0304

Attention:   Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                                                                                                   (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s address and zip code)

and irrevocably appoint

agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF TRANSFER

RESTRICTED NOTES

This certificate relates to $______ principal amount of Notes held in (check applicable space) ______ book-entry or ______ definitive form by the undersigned.

The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the periods referred to in Rule 144(d)(1)(ii) under the Securities Act (or, in the event the Issuer is, and has been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, Rule 144(d)(1)(i) under the Securities Act), the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(4)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933 and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

(6)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	☐	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided,

however, that if box (5), (6) or (7) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature
Signature Guarantee:

Date: ___________________
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated: ___________________
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[  ] Section 4.10             [  ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$___________________

Date: ___________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.: _______________________

Signature Guarantee*: ______________________________________

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $_____________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

* This schedule should be included only if the Note is issued in global form.

EXHIBIT B

[FORM OF FACE OF FIXED RATE NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL

ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

[Regulation S Temporary Global Notes Legend]

EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS REGULATION S TEMPORARY GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE REGULATION S PERMANENT GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40 DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(B)(2) OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DURING SUCH 40 DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS REGULATION S TEMPORARY GLOBAL NOTE MAY ONLY BE SOLD, PLEDGED OR TRANSFERRED ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, IN EACH OF CASES (A) THROUGH (F) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND OTHER JURISDICTIONS. HOLDERS OF INTERESTS IN THIS REGULATION S TEMPORARY GLOBAL NOTE WILL NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS REFERRED TO ABOVE, IF THEN APPLICABLE. BY ITS ACQUISITION HEREOF, THE HOLDER

HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

BENEFICIAL INTERESTS IN A RULE 144A GLOBAL NOTE OR AN IAI GLOBAL NOTE MAY BE TRANSFERRED TO A PERSON WHO TAKES DELIVERY IN THE FORM OF AN INTEREST IN THE REGULATION S GLOBAL NOTE, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF THE TRANSFEROR FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT SUCH TRANSFER IS BEING MADE IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S OR RULE 144 (IF AVAILABLE).

Each Definitive Note shall bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

CUSIP [            ]

ISIN [             ]4

[RULE 144A] [IAI] [REGULATION S] [GLOBAL] NOTE

SENIOR SUBORDINATED EXCHANGE NOTE DUE 2017

No.	[$ ]

CDW CORPORATION

promises to pay to U.S. Bank National Association or registered assigns, the principal sum set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto on October 12, 2017.

Interest Payment Dates: April 15 and October 15, commencing [             ]

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

[4]	Rule 144A Note ISIN: US12513GAG47

Rule 144A Note CUSIP: 12513GAG4

Regulation S Note ISIN: USU1253FAC96

Regulation S Note CUSIP: U1253FAC9

IAI Note ISIN: US12513GAH20

IAI Note CUSIP: 12513GAH2

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated: [_____________], 20[    ]

CDW CORPORATION

By:
Name: Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee,

By:
Authorized Signatory

[Back of Fixed Rate Note]

Senior Subordinated Exchange Note due 2017

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.     INTEREST.   CDW Corporation, an Illinois corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the Senior Subordinated Exchange Notes entirely in cash. Interest on this Note will accrue at a fixed rate per annum determined as provided in Section 2.02(b) of the Indenture, which rate shall equal (a) in the case of Holders other than the Initial Banks and their respective affiliates, the rate per annum equal to the annual rate of interest accruing on the underlying Increasing Rate Note on the date of such election and (b) in the case of a Holder that is an Initial Bank or its affiliate, the rate per annum equal to the annual rate of interest accruing on the underlying Increasing Rate Note on the Transfer Date (in either case, not to exceed 12.535% per annum). Notwithstanding the foregoing, if all or any portion of the principal amount of the Increasing Rate Notes or any interest payable thereon shall not be paid when due (whether at maturity, by acceleration or otherwise), the Fixed Rate Notes shall bear interest at a rate per annum that is 2% above the rate otherwise applicable thereto from the date of such nonpayment until the amount not so paid is paid in full (both before and after judgment), and the Issuer shall pay interest on overdue installments of interest at the same rate to the extent lawful. Interest and Additional Interest, if any, will be computed on the basis of a 360-day year of twelve 30-day months.

The Issuer will pay interest on each Fixed Rate Note semi-annually on each April 15 and October 15 in accordance with the terms set forth in the Indenture, following (y) in the case of clause (a) above, the date such Fixed Rate Note is received in exchange for Loans or an Increasing Rate Note and (z) in the case of clause (b) above, the Transfer Date with respect to such Fixed Rate Note and, in the case of both clauses (y) and (z), on the Maturity Date. Interest on each Fixed Rate Note will accrue from the most recent date to which interest has been paid thereon or, if no interest has been paid, from the most recent date to which interest has been paid with respect to the underlying Increasing Rate Note prior to the date such Fixed Rate Note was received in exchange for such Increasing Rate Note (or, if no interest has been paid on such increasing Rate Note, from the most recent date to which interest has been paid with respect to the Loans for which such Exchange Note was exchanged).

2.     METHOD OF PAYMENT.   The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.16 of the Indenture with respect to defaulted interest. Payment of cash interest will be made at the office or agency of the Issuer maintained for such purpose within the Borough of Manhattan, the City and State of New York or, at the option of the Issuer, payment of cash interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that [all payments of principal, premium, if any, and cash interest on, this Note will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof]5 [all payments of principal, premium, if any, and cash interest on, this Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30

5 Applicable if this Note is represented by a Global Note registered in the name of or held by DTC or its nominee on the relevant record date.

days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion)]6. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.     PAYING AGENT AND REGISTRAR.   Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent, Registrar or co-registrar without notice to the Holders. The Issuer or any of its Restricted Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.     INDENTURE.   The Issuer issued the Notes under a Note Indenture, dated as of October 10, 2008 (the “Indenture”), among CDW Corporation (the “Issuer”), the Guarantors party thereto and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as its Senior Subordinated Exchange Notes due 2017. Fixed Rate Notes with different interest rates will be issued as separate series under the Indenture; provided, however, that Fixed Rate Notes that accrue interest at the same rate due on the same payment date will be issued as a single series. Except as otherwise provided in Section 9.02, all Notes shall vote and consent together (together with the Lenders pursuant to Section 9.02) on all matters as one class, and, except as otherwise provided in Section 9.02, none of the Notes will have the right to vote or consent as a class separate from one another on any matter.

The terms of the Notes include those stated in Sections 1.03, 1.05, 2.09, 7.06, 7.07, 7.08, 7.10, 7.11, 13.01, 13.02 and 13.03 of the Indenture, which are made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior subordinated unsecured obligations of the Issuer limited at any one time outstanding to $750,000,000. This Fixed Rate Note is one of the Notes referred to in the Indenture. The Notes include both Increasing Rate Exchanged Notes and Fixed Rate Notes. The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, consolidate, enter into or permit certain transactions with Affiliates, create or incur Liens and make asset sales. The Indenture also imposes limits on the ability of the Issuer and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all its property. These covenants are subject to important exceptions and qualifications.

5.     OPTIONAL REDEMPTION.   Each Fixed Rate Note shall, subject to the following paragraphs, be non-callable for five years from the Closing Date and shall be callable thereafter, at any time upon not less than 30 nor more than 60 days’ notice, at a price equal to 100% of its principal amount plus accrued and unpaid interest (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) plus a premium equal to one half of the coupon then in effect on such Fixed Rate Note, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero on the date that is two years prior to the Maturity Date; provided, however, that such call protection shall not apply to any call for redemption issued by the Issuer prior to the date such Note became a Fixed Rate Note; provided, further, that in the event of an optional redemption pursuant to Section 3.07(a) of the Indenture, the Issuer will be required to redeem the

6 Applicable if this Note is a Definitive Note.

callable Fixed Rate Notes and the Increasing Rate Notes ratably with prepayments of any outstanding Loans in accordance with the terms of the Senior Subordinated Bridge Loan Agreement.

Prior to October 15, 2010, the Issuer shall be entitled at its option on one or more occasions to redeem non-callable Fixed Rate Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Fixed Rate Notes then outstanding at a redemption price equal to par plus the then applicable coupon with respect to each such Fixed Rate Note, plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of Fixed Rate Notes of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds received by it from one or more Equity Offerings (subject to the prior application of such proceeds as may be required pursuant to any mandatory redemption of Securities or mandatory prepayment of Loans); provided, however, that (1) at least 65% of the aggregate principal amount of Fixed Rate Notes issued under the Indenture after the Conversion Date remain outstanding immediately after the occurrence of each such redemption (excluding Fixed Rate Notes held by Parent and its Affiliates) and (2) each such redemption occurs within 90 days of the date of closing of the related Equity Offering; provided, further, that, in the event of such a redemption pursuant to Section 3.07(c) of the Indenture, the Loans shall be prepaid ratably with the redemption of the Fixed Rate Notes pursuant to Section 3.07(c) of the Indenture.

Prior to October 15, 2012, the Issuer may redeem all or a part of the Fixed Rate Notes, upon notice in accordance with Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of such Fixed Rate Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of Fixed Rate Notes of record on the relevant record date to receive interest due on the relevant interest payment date); provided that, in the event of such a redemption pursuant to Section 3.07(b) of the Indenture, the Loans shall be prepaid ratably with the redemption of the Fixed Rate Notes redeemed pursuant to Section 3.07(b) of the Indenture.

If the Issuer shall optionally prepay any Loans pursuant to the terms of the Senior Subordinated Bridge Loan Agreement, then the Issuer shall, simultaneously therewith, redeem the Fixed Rate Notes then callable at par on a pro rata basis with the Loans so prepaid at par plus accrued and unpaid interest to the date of redemption.

6.     MANDATORY REDEMPTION.   The Issuer shall not be required to make mandatory redemption payments with respect to the Notes.

7.     NOTICE OF REDEMPTION.   Subject to Section 3.03 of the Indenture, notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article VIII or Article XII of the Indenture) to each Holder whose Notes are to be redeemed at its registered address or otherwise in accordance with Applicable Procedures. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date, interest ceases to accrue on this Note or portions thereof called for redemption.

8.     OFFERS TO REPURCHASE.   Upon the occurrence of a Change of Control, each Holder of a Fixed Rate Note will have the right to cause the Issuer to repurchase all or any part of such Holder’s Fixed Rate Notes at a repurchase price in cash equal to 101% of the principal amount of the Fixed Rate Notes to be repurchased plus accrued and unpaid interest to the date of repurchase. The Issuer must offer to repurchase the Fixed Rate Notes at a purchase price of 100% of their principal amount, without premium, plus accrued but unpaid interest to the Redemption Date, with the Net Proceeds from certain nonordinary course Asset Sales pursuant to the terms of Section 4.10 of the Indenture; provided, however, that the Issuer is required pursuant to the terms of the Indenture to apply a portion of such Net Proceeds toward the prepayment of Loans and Increasing Rate Notes.

9.     SUBORDINATION.   The Notes are unsecured obligations of the Issuer and subordinated and junior in right of payment, to the extent and in the manner set forth in the Indenture, to the prior payment of all Senior Indebtedness of the Issuer, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Each Guarantee by a Guarantor is subordinated and junior to the same extent and in the same manner as the Notes are subordinated and junior to the Senior Indebtedness of the Issuer. Each Holder, by his acceptance hereof agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee his attorney-in-fact for such purposes.

10.     GUARANTY.   The payment by the Issuer of the principals of, and premium and interest and Additional Interest, if any, on, the Notes is fully and unconditionally guaranteed on a joint and several senior subordinated basis by each of the Guarantors to the extent set forth in the Indenture.

11.     DENOMINATIONS, TRANSFER, EXCHANGE.   The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 thereafter. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

12.     PERSONS DEEMED OWNERS.   The registered Holder of this Note may be treated as its owner for all purposes.

13.     DISCHARGE AND DEFEASANCE.   Subject to certain conditions as set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or certain U.S. Government Securities for the payment of principal of, and interest on, the Notes to redemption or maturity, as the case may be.

14.     AMENDMENT, SUPPLEMENT AND WAIVER.   The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

15.     DEFAULTS AND REMEDIES.   The Events of Default relating to the Notes are set forth in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Required Holders and Lenders by notice to the Trustee may on behalf of the Lenders and the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within five (5) Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

16.     AUTHENTICATION.   This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

17.     GOVERNING LAW.   THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE EXCHANGE NOTES AND THE GUARANTEES.

18.     CUSIP AND ISIN NUMBERS.   Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, IL 60061

Facsimile: (847) 968-0304

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                                                                                                   (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s address and zip code)

and irrevocably appoint

agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF TRANSFER

RESTRICTED NOTES

This certificate relates to $______ principal amount of Notes held in (check applicable space) ______ book-entry or ______ definitive form by the undersigned.

The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the periods referred to in Rule 144(d)(1)(ii) under the Securities Act (or, in the event the Issuer is, and has been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, Rule 144(d)(1)(i) under the Securities Act), the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(4)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933 and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

(6)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	☐	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided,

however, that if box (5), (6) or (7) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature
Signature Guarantee:

Date: ___________________
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated: ___________________
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[    ] Section 4.10             [    ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$___________________

Date: ___________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.: _______________________

Signature Guarantee*: ______________________________________

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $___________ . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note or exchanges of a part of another Global or Definitive Note for an interest in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

* This schedule should be included only if the Note is issued in global form.

EXHIBIT C

FORM OF NOTATIONAL GUARANTEE

The Guarantors listed below (hereinafter referred to as the “Guarantors,” which term includes any successors or assigns under that certain Indenture, dated as of October 10, 2008 (as amended and supplemented from time to time, the “Indenture”), by and among CDW Corporation, an Illinois corporation (the “Issuer”), the Guarantors party thereto and the Trustee, have guaranteed the Notes and the obligations of the Issuer under the Indenture, which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the Senior Subordinated Exchange Notes due 2017 (the “Notes”) of the Issuer, whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes, and the due and punctual performance of all other obligations of the Issuer to the Holders or the Trustee all in accordance with the terms set forth in Article XI of the Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article XI of the Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

No stockholder, employee, officer, director, unitholder, member or incorporator, as such, past, present or future of each Guarantor shall have any liability under this Guarantee by reason of his or its status as such stockholder, employee, officer, director, unitholder, member or incorporator.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Issuer’s obligations under the Notes and Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and not of collection.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers. The Obligations of each Guarantor under its Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

C-1

EXHIBIT C

THE TERMS OF ARTICLE XI OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

Dated as of ___________________

[Guarantor]

By:
Name: Title:

(SEAL)

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EXHIBIT D

FORM OF

TRANSFEREE LETTER OF REPRESENTATION

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, IL 60061

Facsimile: (847) 968-0461

Attention: Chief Financial Officer

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107-1419

Facsimile: (651) 495-8097

Attention: Raymond S. Haverstock

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[    ] principal amount of the Senior Subordinated Exchange Notes due 2017 (the “Notes”) of CDW Corporation (the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:________________________

Address:______________________

Taxpayer ID Number:____________

The undersigned represents and warrants to you that:

1.     We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2.     We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuer, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule

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144A, (d) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000, or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.

    TRANSFEREE:_____________________,

by:_____________________________

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EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of , among [GUARANTOR] (the “New Guarantor”), a subsidiary of CDW Corporation (or its successor), an Illinois corporation (the “Issuer”), the existing guarantors listed on Schedule I hereto (the “Existing Guarantors”) and U.S. Bank National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS the Issuer and the Existing Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of October 10, 2008, providing for the issuance of an aggregate principal amount, at any one time outstanding of (a) up to $750,000,000 of Senior Subordinated Exchange Notes due 2017 (the “Senior Subordinated Exchange Notes”) and (b) if and when issued as provided in the Registration Rights Agreement or otherwise registered under the Securities Act and issued, the Issuer’s senior subordinated exchange notes due 2017 (the “Exchange Notes”, and together with the Senior Subordinated Exchange Notes, the “Notes”)) issued in the Registered Exchange Offer.

WHEREAS Sections 4.15 and 5.01 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Issuer and the Existing Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.     Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and hereby and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.     Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all the Existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article XI of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

3.     Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.     Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.     Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

6.     Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.     Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NEW GUARANTOR]

By
Name: Title:

CDW CORPORATION

By
Name: Title:

[EXISTING GUARANTORS]

By
Name: Title:

U.S. BANK NATIONAL ASSOCIATION

By
Name: Title:

Schedule I to Supplemental Indenture

Subsidiary Guarantors

EXHIBIT F

FORM OF REGISTRATION RIGHTS AGREEMENT

See Attached.

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EXHIBIT G

FORM OF AUTHENTICATION ORDER

CDW CORPORATION

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

[Date]

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107-1419

Attn: Corporate Unit

Re: CDW Corporation Authentication Order

Ladies and Gentlemen:

Pursuant to Section 2.06 of the Senior Subordinated Exchange Note Indenture dated October 10, 2008 (as may be amended, modified or supplemented from time to time, the “Indenture”), among CDW Corporation, Inc., an Illinois corporation (“CDW”), the guarantors party thereto and you, as trustee (the “Trustee”), relating to the issuance of up to $750,000,000 of the Issuer’s Senior Subordinated Exchange Notes (the “Notes”), the undersigned hereby deliver an Authentication Order. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Indenture.

Pursuant to Section 2.06 of the Indenture, you, as Trustee, are hereby requested to:

(i) authenticate each of the following Notes on                             , 20        (the “Exchange Date”):

[NOTE: CHART TO BE COMPLETED FOR EACH NOTE BEING REQUESTED]

Principal Amount of Note to be Authenticated:
Fixed Rate Note or Increasing Rate Note:
Type of Note (144A, Regulation S, IAI):
Definitive Note or Global Note:
Initial Note or Registered Exchange Note:
Number of Note Certificate:
CUSIP Number of Note:
Registered Holder(s) of Note:
[If Definitive Note, Delivery Instructions:]
[If Definitive Note, Payment Instructions:]

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EXHIBIT G

Initial Rate:
[If Global Note, DTC Participant Number:]
[If Global Note, Contact Information for DTC Participant:]

(ii)	hold the Global Notes, if Global Notes are requested, as custodian for DTC,

(iii)	register the Global Notes, if Global Notes are requested, in the name of Cede & Co., the nominee of DTC, and

(iv)	instruct DTC to deliver the Notes represented by the Global Notes to such DTC participants (or, in the case of a Registered Holder that is not a DTC participant that requests a Global Note, to their designated DTC participant custodian) through the book-entry facilities of DTC and in accordance with this Authentication Order.

In accordance with the Indenture, to the extent the Holder has requested a Definitive Note, the Issuer has attached a copy of the Holder’s completed and executed Form W-9 hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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EXHIBIT G

Very truly yours, CDW CORPORATION

By:
Name: Title:

By:
Name: Title:

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